Exhibit 2.1

ASSET PURCHASE AGREEMENT BY AND AMONG GSM HOLDINGS, INC. AND ACME UNITED CORPORATION November 1, 2023

Table of Contents

1.	Definitions.	1
2.	Basic Transaction.	9
(a)	Purchase and Sale of Assets.	9
(b)	Limited Assumption of Liabilities.	9
(c)	The Closing.	10
(d)	Allocation.	10
(e)	Payments in Cash.	10
(f)	Transfer Taxes.	10
(g)	Seller Deliveries.	11
(h)	Buyer Deliveries.	11
3.	Purchase Price and Closing Payment.	12
(a)	Purchase Price.	12
(b)	Payment of Purchase Price.	12
(c)	Purchase Price Adjustment.	12
4.	Representations and Warranties of Seller.	13
(a)	Organization of Seller	14
(b)	Authorization of Transactions	14
(c)	Noncontravention	14
(d)	Brokers’ Fees	15
(e)	Financial Statements.	15
(f)	Subsequent Events	15
(g)	Undisclosed Liabilities	17
(h)	Legal Compliance	17
(i)	Real Property; Title to Property; Sufficiency and Condition of Assets.	17
(j)	Intellectual Property.	18
(k)	Material Contracts.	20
(l)	Litigation	23
(m)	Certain Business Relationships with Seller	23
(n)	Employees	24
(o)	Employee Benefits	24
(p)	Tax Matters.	24
(q)	Warranties	25
(r)	Insurance	25
(s)	Customers and Suppliers.	26
(t)	Environment, Health, and Safety.	26
(u)	Intentionally omitted.	27
(v)	Intentionally omitted	27
(w)	Inventory	27
(x)	Certain Practices.	28
(y)	Data Privacy; Computer Systems.	28
(z)	Creditors; Bankruptcy, Etc	29
(aa)	Universal Product Codes	29
(bb)	Non-Reliance	29

5.	Representations and Warranties of Buyer.	29
(a)	Organization of Buyer	29
(b)	Authorization of Transactions	29
(c)	Non-Contravention	29
(d)	Governmental Consents	30
(e)	Brokers’ Fees	30
(f)	Non-Reliance	30
(g)	Independent Investigation	30
6.	Post-Closing Covenants.	30
(a)	General	30
(b)	Litigation and Tax Support	31
(c)	Transition	31
(d)	Confidentiality	31
(e)	Restrictive Covenants	32
(f)	Nonassignable Contracts and Permits	34
(g)	Payment of Excluded Liabilities	34
(h)	Use of Business Name	34
(i)	[Reserved]	35
(j)	WARN Act	35
(k)	Rights	35
(l)	Cash Turnover	35
(m)	Continuation of Insurance	35
7.	Remedies for Breaches of this Agreement; Indemnification.	35
(a)	Indemnification by Seller	35
(b)	Indemnification by Buyer	36
(c)	Notice and Payment of Damages.	36
(d)	Defense of Third Person Claims	37
(e)	Survival of Representations and Warranties	38
(f)	Limitation on Indemnification.	38
(g)	Characterization of Indemnity Payments	39
(h)	Exclusive Remedy	39
(i)	Waiver	39
(j)	Mitigation.	39
(k)	Calculation of Damages	39
(l)	Release of Holdback Amount.	39
8.	Miscellaneous.	40
(a)	Limited Power of Attorney; Right of Endorsement, Etc	40
(b)	Press Releases	41
(c)	No Third-Party Beneficiaries	41
(d)	Entire Agreement, Non-Merger	41
(e)	Succession and Assignment	41
(f)	Counterparts	41
(g)	Notices	42
(h)	Governing Law	42
(i)	Amendments and Waivers	43

(j)	Severability	43
(k)	Expenses	43
(l)	Construction	43
(m)	Specific Performance	43
(n)	Submission to Jurisdiction; Jury Trial Waiver	43
(o)	Delivery by Facsimile or Electronic Transmission.	44

Schedule 2(a)(i) Acquired Assets

Schedule 2(a)(ii) Excluded Assets

Schedule 2(b)(i) Assumed Liabilities

Schedule 2(b)(ii) Excluded Liabilities

Schedule 2(d) Purchase Price Allocation

Schedule 2(g) Consents

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (the “Agreement”) entered into as of November 1, 2023, by and among GSM Holdings, Inc., a Delaware corporation (“Buyer”) and Acme United Corporation, a Connecticut corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties” and singularly as a “Party”.

W I T N E S S E T H:

WHEREAS, within the hunting, fishing and camping industries, Seller is engaged in, through its:

(a) Camillus Cutlery business line, the business of developing, manufacturing, producing, marketing, selling and distributing hunting and camping knives, multi-tools, axes and machetes, and other related hunting and camping products and accessories (collectively, the “Camillus Business”), and

(b) Cuda business line, the business of designing, engineering, selling, manufacturing and distributing fishing snips, wire cutters and pliers, knives, descalers, fishing tag sticks, harpoons, dehookers, gaffs and push-aways, fishing nets, fishing clothing and apparel, and other related fishing products and accessories (collectively, the “Cuda Business” and together with the Camillus Business, the “Business”);

WHEREAS, Seller acknowledges and agrees that Buyer would not consummate the transactions contemplated hereby without the covenants of Seller contained in Section 6(d), Section 6(e) and Section 7, as well as the other covenants set forth herein, which are a material and integral condition to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the agreements and mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows.

1. Definitions.

In addition to the terms given definition elsewhere herein, the following terms shall have the following meanings:

“Accounts Payable” means trade accounts payable incurred by the Business.

“Accounts Receivable” means trade accounts receivables of the Business.

“Acquired Assets” means those assets of Seller listed on Schedule 2(a)(i) attached hereto.

“Acquired Intellectual Property” has the meaning set forth in Section 4(j)(i).

“Adverse Actions” has the meaning set forth in Section 6(m)(ii).

“Affiliate” means, with respect to any Person, any of (a) a manager, member, director, or officer of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent,

sibling or descendant of any director or officer of such Person) and (c) any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Allocation” has the meaning set forth in Section 2(d).

“Assumed Contracts” means all Contracts of Seller relating to the Business or by which the Business’s assets are bound (including, for the avoidance of doubt, open purchase orders, and excluding, for the avoidance of doubt, those related to the Excluded Liabilities or Excluded Assets) including those listed on Schedule 4(k), but excluding any employment, severance or similar agreements (including those listed on Schedule 4(k)), any insurance policies and any Excluded Contracts.

“Assumed Liabilities” has the meaning set forth in Schedule 2(b)(i).

“Base Payment” has the meaning set forth in Section 3(a)(i).

“Base Working Capital” means $4,300,000.00.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bill of Sale” has the meaning set forth in Section 2(g)(iii).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required to be closed or are closed generally.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 7(a).

“CARES Act” has the meaning set forth in Section 4(b).

“Cash” means all cash and cash equivalents (including marketable securities and short term investments, but excluding security deposits, unearned customer deposits, uncleared checks, cash advances from customers, cash overdrafts and unearned revenues) calculated in accordance with GAAP.

“Cash Closing Payment” has the meaning set forth in Section 3(b)(ii)(D).

“Claim” has the meaning set forth in Section 8(n)(i)(F).

“Closing” has the meaning set forth in Section 2(c).

“Closing Certificate” has the meaning set forth in Section 3(b)(i).

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Date Working Capital Statement” has the meaning set forth in Section 3(c)(i).

“Closing Date Working Capital” has the meaning set forth in Section 3(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Constitutive Documents” of an entity means the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement or other similar organizational, constitutive or governing documents of such entity.

“Contract” means any oral or written contract, commitment, plan, agreement, lease (including real property leases), indenture, mortgage, deed of trust, evidence of indebtedness, instrument, arrangement, understanding or proposal, including all amendments and supplements thereto to which Seller is a party or by which the Acquired Assets or the Business are bound.

“Damages” means any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid or incurred in defense or settlement, Liabilities, deficiencies, obligations, Taxes, liens, losses, lost profits, diminution in value, expenses, and fees, including court costs, accountants’, consultants’, attorneys’ and other experts’ fees and expenses (whether such fees and expenses arise out of a dispute or claim among the Parties or out of a dispute involving third parties), interest expense (including pre-judgment interest) and other expenses and costs of investigation, litigation, arbitration or other Proceedings but, except to the extent payable to a third party, shall not include exemplary, special or punitive damages.

“Effective Time” means the effective time of the Closing, which shall be deemed to be as of 12:01 a.m., Eastern Time, on the Closing Date.

“Employee Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any compensation program, policy, agreement or arrangement, or (c) any other pension, retirement, profit-sharing, savings, deferred compensation, bonus, incentive compensation, stock option, share appreciation right, phantom stock or other equity or equity-based compensation, employment, severance, retention, termination, welfare, health, dental, vision, cafeteria, life insurance, disability, accident, supplemental benefit, survivor benefit, tuition, education reimbursement, fringe benefit, vacation or other similar benefit plan, program, policy, agreement or arrangement.

“Environment” means any of the following media: (i) land, including surface land, sub-surface strata and any natural or man-made structures, (ii) water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains, sewers, and surface- and sub-surface strata, (iii) air, including indoor and outdoor air, and (iv) natural resources.

“Environmental and Safety Requirements” means, whenever enacted or in effect, all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all Orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution, protection of the environment, or hazardous substances or wastes, including, without limitation, CERCLA.

“Environmental Liability” means any Liability or potential Liability arising under any Environmental and Safety Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means Seller, any of its Affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” has the meaning set forth in Section 2(a).

“Excluded Intellectual Property” has the meaning set forth in Section 4(j)(i).

“Excluded Liabilities” means each and every Liability of Seller and/or the Business that is not an Assumed Liability; provided, however, that for the avoidance of doubt, with respect to the Business, including without limitation, those Liabilities set forth on Schedule 2(b)(ii).

“Flexibility Act” has the meaning set forth in Section 4(b).

“Financial Statements” has the meaning set forth in Section 4(e)(i).

“Financial Statement Date” means September 30, 2023.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental or Licensing Authority” means any court, administrative agency or commission or other governmental, regulatory or licensing authority, agency, or instrumentality, domestic or foreign, international, provincial, federal, state, county or local, including, for the avoidance of doubt, any municipal entity, government and/or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, court, tribunal, board, bureau, agency or instrumentality or any arbitral body or other authority exercising any governmental or quasi-governmental powers, or any non-governmental licensing, accreditation or other approval authority.

“Hazardous Materials” means any substance that is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” or “contaminant” under CERCLA, the Toxic Substances Control Act, the Resource Conservation Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act or any analogous and applicable Law, including without limitation, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Holdback Amount” has the meaning set forth in Section 3(b)(ii).

“Indemnification Claim” has the meaning set forth in Section 7(l)(ii).

“Indemnification Deductible” has the meaning set forth in Section 7(f)(i).

“Indemnification Holdback Certificate” has the meaning set forth in Section 7(l)(i).

“Indemnifying Party” has the meaning set forth in Section 7(c)(i).

“Independent Accountant” means Grant Thornton LLP.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy, security or Processing of Personal Data (including the Laws of jurisdictions where Personal Data was collected), and all applicable rules and regulations promulgated and guidance issued by a Governmental or Licensing Authority thereunder, including, if/as applicable, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, state Social Security number protection laws, state data breach notification laws, state consumer protection laws and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, telephone or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Injured Party” has the meaning set forth in Section 7(c)(i).

“Intellectual Property” means (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) registered and unregistered trademarks, service marks, trade dress, trade styles, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works and copyrights and all applications, registrations and renewals in connection therewith, (d) all Trade Secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related Software, (f) all product and engineering designs and documentation, (g) all know-how, binding processes and other manufacturing processes, (h) all other proprietary rights (including product and part names and numbers, model names and numbers and “style” and tooling), (i) all domain names, url’s, email addresses, social media accounts, pages and handles, phone numbers and registrations in respect thereof, and content contained therein and user names and passwords associated therewith, (j) all videos, movies, clips, social media content and other related content, and (h) all copies and tangible embodiments thereof, along with the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing.

“Inventory” means all finished goods held by Seller primarily for sale in connection with the Business.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person after reasonable inquiry. With respect to Seller, “to the Knowledge of Seller” or other words of similar intent or effect shall be deemed to include, without limitation, the Knowledge of Walter C. Johnsen, Brian S. Olschan, Paul G. Driscoll and Carl Langerman after reasonable inquiry.

“Law” means any federal, state or local, domestic, municipal or foreign, statute, law, codes, ordinance, decree, Order, injunction, rule, directive, Permits, licenses, or regulation, including regulations issued by any Governmental or Licensing Authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law, in effect at the Effective Time, or, with respect to prior time periods, as in effect during the applicable prior period.

“Liability” means any indebtedness, obligation (contractual, legal or otherwise) or other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether fixed or otherwise, and whether due or to become due), including any Tax Liability.

“License Agreement” has the meaning set forth in Section 2(g)(v).

“Licensed Intellectual Property” has the meaning set forth in Section 4(j)(i).

“Liens” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the enforceable grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, right of way, reservation, restriction, cloud on or defect in title, right of first refusal or first offer, encroachment, burden, option, or other similar arrangement or interest in real or personal property, including statutory liens, trusts, deemed trusts or other encumbrances.

“Material Adverse Effect” means (i) any material adverse effect on the assets, liabilities (contingent or otherwise), business, results of operations or condition (financial or otherwise) of the Business taken as a whole, provided that any adverse change, effect, event, occurrence, state of facts or development attributable to the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (B) conditions generally affecting the industry in which the Business participates or the United States economy as a whole so long as such conditions do not affect the Business in a disproportionate manner as compared with businesses of a similar size in the same industry; (C) compliance with the terms of, or the taking of any action required by this Agreement; (D) any change in accounting requirements or principles, any change in foreign currency exchange rates, or any change in applicable Laws or the interpretation thereof by a Governmental or Licensing Authority; and (E) changes that are the result of acts of war, armed hostilities, acts of terrorism, natural or man-made disasters or national emergencies (including widespread viruses such as COVID-19) so long as such events do not affect the Business in a disproportionate manner as compared with businesses of a similar size in the same industry, or (ii) a material impairment on the ability of Seller to consummate the transactions contemplated by this Agreement or to fulfill its obligations hereunder.

“Material Contracts” has the meaning set forth in Section 4(k)(i).

“Most Recent Financial Statement” has the meaning set forth in Section 4(e)(i).

“Non-Compete Period” means the four (4) year period from and after the Closing Date, as automatically extended by the period of any non-compliance with Section 6(e).

“Notice of Claim” has the meaning set forth in Section 7(c)(i).

“Obligations” has the meaning set forth in Section 7(m)(i).

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental or Licensing Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of a Person consistent with past practice (including with respect to quantity and frequency).

“Outstanding Claims” has the meaning set forth in Section 7(l)(ii).

“Parties” or “Party” has the meaning set forth in the Preamble.

“Pending Claims Certificate” has the meaning set forth in Section 7(l)(ii).

“Permits” means all permits, licenses, certificates, authorizations, registrations, franchises, approvals, certificates, accreditations, variances and similar rights obtained, or required to be obtained, from Governmental or Licensing Authorities.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (b) workers or unemployment compensation Liens arising in the Ordinary Course of Business, and (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course of Business securing amounts that are not delinquent.

“Person” means an individual, a partnership, a limited partnership, a corporation, an association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Data” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural person, including name, street address, telephone number, email address, identification number issued by a Governmental or Licensing Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Information Privacy and Security Laws, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural person, or to target advertisements or other content to a natural person.

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental or Licensing Authority or arbitrator.

“Processing” means any operation performed on Personal Data, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Data.

“Purchase Price” has the meaning set forth in Section 3(a).

“Real Property” has the meaning set forth in Section 4(i)(i).

“Release” means any release or threatened release, including any spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching of any Hazardous Materials into the Environment.

“Release Date” has the meaning set forth in Section 7(l)(ii).

“Representative” with respect to a particular Person, means any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

“Restricted Territory” means (a) the state of Connecticut, (b) each other state, commonwealth or territory of the United States of America (i) in which any business, products or services has been provided, sold or offered or promoted for sale by Seller within the twelve (12) months prior to the Closing Date or (ii) with respect to which Seller has, within the twelve (12) months prior to the Closing Date, planned to conduct any business, (c) any other state, commonwealth or territory in the United States of America, (d) Canada, (e) Europe and (f) any other country outside of the United States of America.

“Seller Disclosure Schedules” has the meaning set forth in Section 4.

“Seller” has the meaning set forth in the Preamble.

“Seller Systems” has the meaning set forth in Section 4(x)(iv).

“Seller’s Fundamental Representations” has the meaning set forth in Section 7(e).

“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Subsidiary” means any corporation or other entity of which a Person owns securities or other ownership interest having a majority of the ordinary voting power in electing the board of directors or other persons performing similar functions directly or through one or more subsidiaries.

“Tax” as used in this Agreement, means any of the Taxes, and “Taxes” means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits, gains or selected items of income, earnings or profits) and all gross receipts, sales, goods and services, harmonized sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties, import or export taxes, obligations with respect to unclaimed property, escheat and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any Liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a transferee or successor by Law or contract or a member of an affiliated, combined, consolidated or unitary group.

“Tax Liability” means any Liability for Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof.

“Third Person” has the meaning set forth in Section 7(d).

“Third Person Claim” has the meaning set forth in Section 7(d).

“Trade Secret” means all proprietary information, trade secrets, business information, know-how, or data, including, without limitation, a formula, pattern, compilation, program, device, method, technique, process, data, algorithms, research, records, reports, architectures, layouts, designs, drawings, plans, product specification, technical data, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, computer code (whether source code or object code), and know how, that is not commonly known by or available to the public.

“Transaction Documents” means this Agreement, the Bill of Sale, the Transition Services Agreement, and the License Agreement.

“Transfer Taxes” has the meaning set forth in Section 2(f).

“Transition Services Agreement” has the meaning set forth in Section 2(g)(iv).

“Warn Act” or “WARN” means the “means the Worker Adjustment and Retraining Notification Act of 1988 (29 USC 2100 et. seq.).

“ Working Capital Inaccuracies” has the meaning set forth in Section 3(c)(ii).

2. Basic Transaction.

(a) Purchase and Sale of Assets.

(i) On and subject to the terms and conditions of this Agreement, as of the Effective Time, Buyer hereby purchases from Seller, and Seller hereby sells, transfers, assigns, conveys, and delivers to Buyer, all of Seller’s right, title and interest in and to Seller’s Acquired Assets, free and clear of any and all Liens (other than Permitted Liens), in consideration of the Purchase Price and the assumption of the Assumed Liabilities.

(ii) The Parties specifically acknowledge and agree that, in addition to all other assets of the Seller not related to the Business, Seller shall retain and be responsible for the assets of the Seller set forth on Schedule 2(a)(ii) attached hereto (the “Excluded Assets”) subsequent to the Closing.

(iii) For the avoidance of doubt, after the Closing, Buyer shall be responsible for the ownership and operation of the Acquired Assets, including any Liabilities that arise from Buyer’s ownership and operation of the Acquired Assets after the Closing.

(b) Limited Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, as of the Effective Time, Buyer hereby assumes and becomes responsible for only those liabilities of Seller set forth on Schedule 2(b)(i) attached hereto (the “Assumed Liabilities”) at the Closing. Buyer does not, however, assume or have any responsibility with respect to the Excluded Liabilities, and Buyer shall not be deemed by anything contained in this Agreement to have assumed or become responsible for any Liability of Seller not constituting an Assumed Liability. Each and all Excluded Liabilities shall remain the responsibility of Seller from and subsequent to the Closing.

(c) The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery hereof on the date set forth above as of the Effective Time (the “Closing Date”).

(d) Allocation.

(i) Allocation Procedure. Within one-hundred and twenty (120) days following the Closing, Buyer shall prepare and deliver to Seller a schedule setting forth the allocation of the Purchase Price (the “Allocation”) in accordance with the methodologies set forth on Schedule 2(d) hereto among all the Acquired Assets. Buyer and Seller shall modify the Allocation as appropriate in accordance with the methodologies used in determining the Allocation to reflect any adjustments in the gross purchase price paid hereunder, as determined for federal income Tax purposes, made following the Closing in accordance with this Agreement. The Allocation shall become final and binding upon the parties hereto on the thirtieth (30th) day following receipt thereof by Seller unless Seller gives a written notice of disagreement to Buyer prior to such date. If Seller notifies Buyer within such time that it objects to one or more items on the Allocation, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, if Seller and Buyer are unable to resolve any dispute with respect to the Allocation, such dispute shall be resolved by the Independent Accountant in accordance with the provisions and principles of Section 3(c)(iii). Each of Buyer and its Affiliates and Seller hereto further agrees that (i) the Allocation shall be used in filing all required forms under Section 1060 of the Code (including IRS Form 8594) and all Tax Returns and (ii) it will not take any position inconsistent with such Allocation upon any examination of any such Tax Return, in any refund claim or in any Tax litigation or other proceeding unless required by applicable Law. Seller and Buyer agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

(e) Payments in Cash. All cash payments made pursuant to this Agreement shall be made in United States dollars, by wire transfer to such accounts as Buyer or Seller, as the case may be, shall designate in writing, or, with the permission of the recipient thereof, by certified or cashier’s check.

(f) Transfer Taxes. Any applicable sales, transfer, use, registration, documentary, purchase or similar Taxes, including any Taxes, fees and/or other costs associated with the transfer of vehicles (“Transfer Taxes”), resulting from the transactions contemplated hereby shall be borne by Seller. The Party on whom primary liability for such Transfer Tax is imposed by Law shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax, provided that where such return or other documentation is required to be filed on a joint basis, the Parties shall cooperate in the timely preparation and filing thereof. The Parties hereto shall also cooperate in providing the information required by any returns or other documentation relating to Transfer Taxes.

(g) Seller Deliveries. At the Closing, Seller shall deliver to Buyer:

(i) An Officer’s Certificate, in standard form, certifying as to (A) the Constitutive Documents of Seller, including all amendments thereto, (B) certificate(s) from the Secretary of State of each state in which Seller is qualified to do business to the effect that Seller is in good standing in such state, (C) resolutions of the Board of Directors of Seller approving this Agreement, the other

Transaction Documents and the transactions contemplated hereby and thereby, and (D) the incumbency of the Persons signing the same on behalf of Seller;

(ii) the Closing Certificate (as defined below);

(iii) a counterpart of each General Assignment, Assumption and Bill of Sale, as agreed between Seller and Buyer and attached hereto as Exhibit A (the “Bill of Sale”), and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request;

(iv) a counterpart of the Transition Services Agreement in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by Seller, Acme United Europe GmbH Germany, and Acme United Limited Canada;

(v) a counterpart of the Non-Exclusive Patent License Agreement (the “License Agreement”), duly executed by Seller;

(vi) an IRS Form W-9, duly executed by Seller;

(vii) UCC-3 termination statements or partial releases for all Liens (other than Permitted Liens) on the Acquired Assets in form and substance reasonably satisfactory to Buyer;

(viii) intentionally omitted;

(ix) copies of the consents and notices set forth on Schedule 2(g), each in form and substance reasonably satisfactory to Buyer; and

(x) a receipt from each broker set forth on Schedule 4(d) indicating in each such receipt that, upon payment of a specified amount, any fee owed or owing to such broker shall be fully paid and discharged, with no further obligations or liabilities of Seller in respect thereof.

For the avoidance of doubt, immediately prior to Closing, Seller shall cause all of the Acquired Assets owned by its Subsidiaries to be conveyed to Seller to enable Seller to comply with Seller’s obligations under this Agreement.

(h) Buyer Deliveries. At the Closing, Buyer shall deliver to Seller:

(i) an Officer’s Certificate, in standard form, certifying as to (A) the Constitutive Documents of Buyer, including all amendments thereto, (B) a certificate from the Secretary of State of the State of Delaware to the effect that Buyer is in good standing in such state, (C) resolutions of the board of managers of Buyer approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and (D) the incumbency of the Persons signing the same on behalf of Buyer;

(ii) a counterpart of the Bill of Sale and such other instruments of assumption as Seller and its counsel reasonably may request;

(iii) a counterpart of the Transition Services Agreement;

(iv) a counterpart of the License Agreement; and

(v) the Cash Closing Payment.

3. Purchase Price and Closing Payment.

(a) Purchase Price. The aggregate purchase price for the Acquired Assets and the restrictive covenants set forth in Section 6(e) shall consist of the following payment (subject to adjustment pursuant to Sections 3(c) and 7, as so adjusted the “Purchase Price”): Twenty Million Dollars ($20,000,000.00) (the “Base Payment”).

(b) Payment of Purchase Price.

(i) Closing Certificate. The day prior to the Closing, Seller shall provide Buyer with a certificate (the “Closing Certificate”) setting forth (A) the estimated Cash Closing Payment, and (B) a statement setting forth wire transfer instructions for all payments to be made hereunder on the Closing Date.

(ii) Payments. Subject to the terms and conditions hereof, Buyer shall transfer the Purchase Price to Seller by taking the following actions:

(A) Holdback. At the Closing, Buyer will hold back out of the Base Purchase Price $1,500,000.00 (the “Holdback Amount”) as a non-exclusive source of recovery to satisfy the due performance and payment by Seller (x) with respect to any inaccuracies in the Closing Date Working Capital Statement as provided in Section 3(c)(ii) and (y) of its potential indemnification obligations pursuant to Section 7.

(B) Remainder. After deduction of the amounts in clause (A), and after adjustment pursuant to Section 3(c)(i), Buyer shall pay the remainder of the Base Payment (the “Cash Closing Payment”), in cash by wire transfer of immediately available funds to Seller in consideration of the purchase of the Acquired Assets, in accordance with the written payment instructions furnished by Seller to Buyer prior to the Closing Date.

(c) Purchase Price Adjustment.

(i) Closing Date Working Capital. The day prior to the Closing Date (and certified to in the Closing Certificate), Seller and Buyer shall agree upon a statement (the “Closing Date Working Capital Statement”) showing, as of such date, the value of the Inventory of finished goods and the VG10 CTS-4-40A steel valued at $30,667.50 (the “Closing Date Working Capital”). For the avoidance of doubt, the Seller is retaining all Accounts Receivable and Accounts Payable through the Closing Date. If the Closing Date Working Capital (A) is less than the Base Working Capital, then the Cash Closing Payment shall be decreased at the Closing by an amount equal to the Base Working Capital minus the Closing Date Working Capital or (B) is greater than the Base Working Capital, then the Cash Closing Payment shall be increased at the Closing by an amount equal to the Closing Date Working Capital minus the Base Working Capital.

(ii) Inaccuracy. If, not later than the ninetieth (90th) day after the Closing Date, either Party discovers an inaccuracy in the Closing Date Working Capital as reflected on the Closing Date Working Capital Statement (the “Working Capital Inaccuracies”), such Party shall so inform the other in writing, such writing to contain reasonable detail and appropriate supporting documentation. If as a result of the Working Capital Inaccuracies, the Closing Date Working Capital is ultimately determined to be more than the amount set forth on the Closing Date Working Capital Statement, then the Cash Closing Payment shall be deemed to be appropriately increased and the Buyer shall promptly pay such excess in cash by wire transfer to an account designated by Seller. If as a result of the Working Capital Inaccuracies, the Closing Date Working Capital is ultimately determined to be less than the amount set forth on the Closing Date Working Capital Statement, then the Cash Closing Payment shall be deemed to be appropriately decreased and the Buyer shall be entitled to a corresponding reimbursement from the Holdback Amount.

(iii) Dispute. If either Party does not agree with the Working Capital Inaccuracies, such opposing Party shall so inform the other Party in writing within fifteen (15) Business Days after Seller’s receipt thereof, such writing to set forth the objections of Seller in reasonable detail. If Seller and Buyer cannot reach agreement as to any disputed matter relating to the Working Capital Inaccuracies within fifteen (15) Business Days after such notification of a dispute, they shall forthwith refer the dispute to the Independent Accountant. If the Independent Accountant is unwilling to so serve, Buyer and Seller shall select an accounting firm of recognized standing in the United States by lot (after excluding their respective regular outside accounting firms). The Independent Accountant shall offer the Parties the opportunity to provide written, and if desired, oral, submissions regarding their positions as to the amount of, and computation of, the Working Capital Inaccuracies, which written and/or oral submissions shall be provided to the Independent Accountant, if at all, no later than ten (10) Business Days after the date of referral of the dispute to the Independent Accountant. The determination of the Independent Accountant shall be made as an expert and not as an arbiter and shall be based solely on the written submissions by the Parties and their respective representatives, and the determination shall not be by independent review. The Independent Accountant shall deliver a written report resolving only the amount of the Working Capital Inaccuracies and setting forth the basis for such resolution within twenty (20) days after the Parties have submitted orally and/or in writing (or have had the opportunity to submit orally and/or in writing but have not submitted) their positions as to the amount of, and computation of, the Working Capital Inaccuracies. In preparing its report, the Independent Accountant shall not assign a value to the Working Capital Inaccuracies other than one that is or is between the values submitted by Seller, on the one hand, or Buyer, on the other hand. The decision of the Independent Accountant under this clause (iii) with respect to the Working Capital Inaccuracies shall be deemed final and conclusive and shall be binding upon the Parties. In addition, if the other Party does not object to the Working Capital Inaccuracies within the fifteen (15) Business Day period referred to above, the Working Capital Inaccuracies shall be deemed final and conclusive and binding upon the Parties. Seller and Buyer shall pay their own respective costs and expenses incurred in connection with the matters described in this Section 3(c), provided that the fees and expenses of the Independent Accountant selected to calculate the Working Capital Inaccuracies pursuant to Section 3(c)(iii) shall be borne by Seller and Buyer on a pro rata basis based on the degree to which the Independent Accountant has accepted their respective positions (which shall be determined by and set forth in the written report of the Independent Accountant).

4. Representations and Warranties of Seller.

Seller represents and warrants to Buyer that the statements contained in this Section 4, together with the information set forth in the disclosure schedules relating to this Section 4 accompanying this Agreement (the “Seller Disclosure Schedules”), are correct and complete as of the Closing Date. The Seller Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization of Seller. Seller is duly organized, validly existing, and in good standing under the Laws of the State of Connecticut. Seller has all requisite corporate power and authority, and all licenses, Permits, and authorizations necessary, to own, operate and lease the Acquired Assets and to carry on the Business as now conducted. Seller is qualified to do business as a foreign entity in all of the jurisdictions in which such qualification is necessary for the ownership of the Acquired Assets and conduct of the Business. Except as set forth on Schedule 4(a), Seller does not have any Subsidiaries engaged in the Business. Except as set forth on Schedule 4(a), Seller does not own, directly or indirectly, any capital stock or other equity securities of any Person engaged in the Business, nor does Seller have any other equity or ownership interest, including interests in partnerships and joint ventures engaged in the Business.

(b) Authorization of Transactions. Seller has full power and authority (including, if applicable, full corporate power and authority) to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of Seller has duly authorized the execution, delivery, and performance by Seller of the Transaction Documents to which Seller is a party. This Agreement and each other Transaction Document to which Seller is a party constitute the valid and legally binding obligations of Seller enforceable against Seller in accordance with its respective terms and conditions, except the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. Seller has (i) all requisite entity power and authority, and all Permits necessary to own and operate its business and to carry on its business as now conducted and (ii) all requisite entity power and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Transaction Document and all related transactions and to perform its obligations under each such Transaction Document. There is no (a) Proceeding pending or threatened in writing by or against Seller or any of its Affiliates or any of its or their respective properties, rights or assets, or (b) Order outstanding to which Seller or any of its Affiliates or any of its or their respective properties or assets is subject, that in any such case has, or would reasonably be expected to have, a material adverse impact on the ability of Seller to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement. All information, including applications (including all exhibits, schedules and other attachments thereto), submissions, statements, certifications and other correspondence, submitted to, directly or indirectly, any lender, banking institution and/or Governmental or Licensing Authority with respect to the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”) and the Paycheck Protection Program Flexibility Act of 2020 (the “Flexibility Act”) are true, correct and complete in all respects.

(c) Noncontravention. Except as set forth in Schedule 4(c), neither the execution and the delivery of this Agreement or any other Transaction Document to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Section 2 above), will (A) violate the Constitutive Documents of Seller, or any Law or other restriction of any Governmental or Licensing Authority to which Seller and/or the Business are subject; (B) conflict with, result in a breach of, constitute a default (or an event which with notice, lapse of time or both would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease, license, Permit, order, decree, authorization, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of their assets are subject (or result in the imposition of any Lien upon any of its assets (other than Liens incurred by Buyer)), (C) cause Seller, Buyer or any of its Affiliates to be liable for the payment of any tax or (D)

result in the imposition of any Lien upon any of the Acquired Assets (other than liens in favor of lenders to Buyer under credit arrangements entered into by Buyer). Except as set forth on Schedule 4(c), none of Seller or Buyer is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental or Licensing Authority or any consent or approval of any other Person in order for the Parties to consummate the transactions contemplated by the Transaction Documents or in order for Seller to conduct the Business in the ordinary course following the Closing.

(d) Brokers’ Fees. Except as set forth on Schedule 4(d), Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby.

(e) Financial Statements.

(i) Schedule 4(e) attaches copies of the following financial statements that are true, correct and complete in all material respects: the unaudited income statement through contribution margin, and Inventory for the Camillus Business and Cuda Business, respectively, as of the Financial Statement Date (the “Most Recent Financial Statement”), and the unaudited income statement through contribution margin, and Inventory for the Camillus Business and Cuda Business, respectively as of December 31, 2022 and December 31, 2021 (together with the Most Recent Financial Statement, the “Financial Statements”). The Financial Statements (A) present fairly, in all material respects, the financial condition of the Business as of the dates thereof and (B) have been prepared from the Business’s books and records, consistently applied throughout the periods covered thereby, and such books and records are complete and correct in all material respects. Except as disclosed in Schedule 4(e), since December 31, 2021, there has been no material change in any accounting or Tax principle, election, procedure or practice followed by Seller regarding the Business or in the method of applying any such principle, election, procedure or practice.

(ii) No complaints or concerns from any source regarding accounting, internal accounting controls, auditing or similar matters relating to Seller have been received by Seller or, if applicable, any Seller’s directors or officers.

(f) Subsequent Events. Since December 31, 2022, except for matters specifically relating to the transactions contemplated by this Agreement or as listed on Schedule 4(f), Seller has operated the Business in the Ordinary Course of Business and there has not been any Material Adverse Effect in the business, financial condition, operations or results of operations of the Business. Since December 31, 2022, except for matters specifically relating to the transactions contemplated by this Agreement or as set forth on Schedule 4(f), Seller has not done any of the following (in each case, solely with respect to the Business and/or Acquired Assets):

(i) no party (including Seller) has accelerated, terminated, modified or canceled any Material Contract to which Seller is a party or by which Seller is bound, or which is otherwise material to Seller or the Business and, to the Knowledge of Seller, no party intends to take any such action;

(ii) Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its assets or property;

(iii) intentionally omitted;

(iv) Intentionally omitted;

(v) Intentionally omitted;

(vi) Seller has not incurred any Liens (other than Permitted Liens arising in the Ordinary Course of Business) upon any of its assets;

(vii) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(viii) Seller has not merged into or with, consolidated with, made any loan to, or any acquisition of the assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(ix) Seller has not delayed or postponed the payment of any material amount of Accounts Payable or commissions or any other Liability or agreed or negotiated with any Person to extend the payment date of any material amount of Accounts Payable or commissions or any other Liability;

(x) Seller has not cancelled, compromised, waived, or released any right or claim outside the Ordinary Course of Business;

(xi) Seller has not accelerated the collection or receipt of, or discounted, a material amount of Account Receivables outside the Ordinary Course of Business;

(xii) Seller has not paid any fee, interest, royalty or any other payment of any kind to, or entered into any transactions or other agreements with, any employee of Seller or any Affiliate of Seller (other than the payment of salary, bonuses and expense reimbursement in the Ordinary Course of Business);

(xiii) intentionally omitted;

(xiv) Seller has not entered into, adopted, materially amended or terminated any Employee Benefit Plan;

(xv) Seller has not entered into any employment, severance, retention or similar contract (other than at will employment agreements in the Ordinary Course of Business) or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(xvi) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property of Seller;

(xvii) Seller has not written down or written up the value of any asset or investment on Seller’s books or records, except for depreciation and amortization taken in the Ordinary Course of Business;

(xviii) Seller has not made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax Liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or took or omitted to take any other action related to Taxes;

(xix) Seller has not settled or been subject to any investigation, claim or litigation, or filed any motions, orders, briefs or settlement agreements in any Proceeding before any Governmental or Licensing Authority or any arbitrator;

(xx) Seller has not adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(xxi) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Business;

(xxii) Seller has not changed the accounting methods, principles or practices utilized by Seller, except as required by GAAP or applicable Law; and

(xxiii) Seller has not committed to do or to facilitate any of the foregoing.

(g) Undisclosed Liabilities. Except as set forth on Schedule 4(g), the Business has no Liabilities, except for Liabilities (i) that are reserved against or reflected in the Financial Statements and/or (ii) which have arisen since the Financial Statement Date in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Law or Proceeding).

(h) Legal Compliance. Seller is in material compliance with, and has complied in all material respects with, all applicable Laws, Orders and Permits relating to the Business since January 1, 2018, and no Proceeding is pending, or to the Knowledge of Seller, threatened alleging any failure to so comply. Schedule 4(h) sets forth a list of all Permits relating to the Business under which Seller is operating or bound. Such Permits (i) constitute all Permits used or required (other than those the failure of which to possess is immaterial) in the conduct of the Business as presently conducted, (ii) are in full force and effect, (iii) have not been violated in any material respect and (iv) are not subject to any pending or to the Knowledge of Seller, threatened Proceeding seeking their revocation or limitation. For the past three (3) years, Seller has not received any written notice of any default or violation, or of any proposed non-renewal, cancellation, revocation, termination or modification of any such material Permit relating to the Business, and, to the Knowledge of Seller, no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation under any of the Permits or any such proposed non-renewal, cancellation, revocation, termination or modification of any such Permit, and Seller has had all material Permits necessary to conduct the Business as then conducted.

(i) Real Property; Title to Property; Sufficiency and Condition of Assets.

(i) Schedule 4(i)(i) contains a complete and accurate list of all real property currently leased to or owned by Seller and its Subsidiaries which stores the Inventory as of the Closing Date (the “Real Property”). There are no defaults or breaches by Seller or its applicable Subsidiaries under any Contracts related to Real Property and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a default or breach by Seller or its applicable Subsidiaries. To the Knowledge of Seller, there are no defaults or breaches by any of the other parties under any

Contracts related to Real Property and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a default or breach thereunder by any of the other parties thereto.

(ii) Except as set forth on Schedule 4(i)(ii), Seller and certain of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all Acquired Assets, including, without limitation, all personal property, all Intellectual Property of Seller, and other assets reflected in the Most Recent Financial Statement or acquired after the Financial Statement Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the Financial Statement Date. All Acquired Assets (including leasehold interests) are free and clear of all Liens (other than Permitted Liens) or restrictions on transfer and are sufficient for the continued conduct of the Business as of the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. Except as set forth on Schedule 4(i)(ii), no other Person owns any asset that is or has been used by, related to and/or necessary for the conduct of the Business.

(iii) The Acquired Assets are in good condition and repair (subject to routine maintenance and repair for similar assets of like age and construction and subject to normal wear and tear), fit for their particular purpose, operable and usable in the Ordinary Course of Business (provided, however, that with respect to Seller’s tooling located with suppliers in China, such representation is limited to the Knowledge of Seller) and, to the Knowledge of Seller, there is no latent material defect in the improvements on any such Acquired Assets. Seller owns or has a valid and enforceable license, lease or right to use all Acquired Assets necessary for the conduct of the Business as conducted as of the date hereof and the Closing Date and as of the Financial Statement Date and Seller enjoys peaceful and undisturbed possession of such Acquired Assets.

(j) Intellectual Property.

(i) Schedule 4(j)(i) identifies, in each case, used in connection with the Business, (A) all (1) registered patents and patent applications, (2) trademark and service mark registrations and applications therefor, (3) copyright registrations and applications therefor, (4) registered trade names and assumed names, (5) material unregistered inventions, trademarks, service marks, copyrights, trade names and assumed names, and (6) internet domain name registrations and social media accounts, , in each case used exclusively in the Business and being acquired by Buyer as an Acquired Asset (collectively, the “Acquired Intellectual Property”), (B) all (1) registered patents and patent applications, (2) trademark and service mark registrations and applications therefor, (3) copyright registrations and applications therefor, and (4) material unregistered inventions, trademarks, service marks, copyrights, trade names and assumed names, in each case used by the Business non-exclusively and being licensed to Buyer by Seller in connection with the License Agreement (collectively, the “Excluded Intellectual Property”), (C) each license, agreement or other permission which Seller has granted to any third party with respect to any Intellectual Property used in connection with the Business, and (D) excluding Seller’s Software (which does not constitute part of the Acquired Intellectual Property), each item of Intellectual Property that any third party owns and that Seller uses in connection with the Business pursuant to license, sublicense, agreement or permission (clauses (C) and (D) are collectively referred to as “Licensed Intellectual Property”). Other than the Acquired Intellectual Property and the Excluded Intellectual Property, to the Knowledge of Seller, except for Software (which does not constitute part of the Acquired Intellectual Property), there is no other Intellectual Property used by Seller in connection with the Business.

(ii) In connection with the Business, except as set forth on Schedule 4(j)(ii),

(A) To the Knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, violated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts constituting unfair competition under applicable Law, and Seller has not received any charge, complaint, claim, threat, demand or notice alleging any such interference, infringement, misappropriation, violation, conflict or act of unfair competition;

(B) all of the registered or applied for Intellectual Property of Seller (other than Software and the Licensed Intellectual Property owned by a third party) is duly registered or filed in the name of Seller and is in good standing with the intellectual property office before which it is registered or pending and not subject of any opposition, interference, cancellation or other Proceeding;

(C) Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than Software and the Licensed Intellectual Property owned by a third party) used in the conduct of the Business as currently conducted and as proposed to be conducted and, to the Knowledge of Seller, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property other than fees and payments with respect to Licensed Intellectual Property identified on Schedule 4(j)(i);

(D) no activity, service or procedure currently conducted or proposed to be conducted by Seller violates or will violate any material agreement governing the use of Licensed Intellectual Property;

(E) Seller has taken commercially reasonable steps to protect and preserve the confidentiality of its Trade Secrets and material confidential information of the Business, including entering into non-disclosure agreements with current employees, consultants and contractors and former employees, consultants and contractors who would reasonably be expected to be exposed to or otherwise possess material Trade Secrets of the Business, and to the Knowledge of Seller, there has been no unauthorized use or disclosure of any such confidential information or Trade Secrets;

(F) all current and former employees, consultants and contractors of Seller who have contributed to the creation or development of any Intellectual Property owned or purported to be owned by Seller have assigned or transferred (by operation of law, Contract or otherwise) to Seller, ownership of such Intellectual Property and, as such, no current or former employee, consultant, or contractor of Seller maintains any ownership or claim of ownership therein, or any other right thereto;

(G) Seller has not sent to any third party or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property right of Seller by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of Seller, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened;

(H) the consummation of the transactions contemplated by the Transaction Documents will not materially and adversely impact any of the Intellectual Property utilized in the Business;

(I) intentionally omitted; and

(J) Seller has taken commercially reasonable actions to maintain, protect and enforce its rights to, and the validity and enforceability of, the Intellectual Property owned or purported to be owned by Seller and Seller has made and maintains in full force and effect all necessary filings, registrations and issuances associated with registered Intellectual Property that it owns and has not conducted, and is not conducting, its business in a manner that would reasonably be expected to result in the cancellation, abandonment or unenforceability of any such Intellectual Property.

(iii) No past or present employees, independent contractors, consultants, officers, directors, or Affiliates thereof have any rights in Intellectual Property of Seller.

(iv) Seller has taken commercially reasonable actions to protect all Seller Intellectual Property that is a Trade Secret from unauthorized use and unauthorized disclosure, and has maintained such Trade Secrets in confidence so as to preserve their status as trade secrets. To the Knowledge of Seller, no Seller Intellectual Property that is a Trade Secret has been disclosed by Seller to or accessed by any Person other than employees, consultants or contractors of Seller who had a need to know for Seller’s purposes and used Seller Intellectual Property in the ordinary course of employment or contract performance for Seller and who have executed valid and enforceable written agreements with Seller, agreeing to keep such Trade Secrets confidential, and to use such Trade Secrets only on behalf of Seller. To the Knowledge of Seller, no employee of Seller has transferred or disclosed any Intellectual Property or confidential or proprietary information to any third party or otherwise used any Intellectual Property in violation of any Law or any term of any employment agreement, patent or invention disclosure agreement or other contract relating to the relationship of such employee with Seller or any prior employer.

(v) Seller does not own, or purport to own, any computer software used solely by the Business.

(k) Material Contracts.

(i) Schedule 4(k)(i) lists (and with respect to oral Contracts required to be listed thereon, sets forth a written summary of the terms and conditions of such oral Contract) all of the following Contracts related to the Business to which Seller is a party or by which the Acquired Assets or the Business are bound (collectively, the “Material Contracts”):

(A) open purchase orders;

(B) Contracts that cannot by their terms be terminated by Seller with 30 days’ or less notice without penalty or whose term continues beyond one year after the Closing Date (other than purchase and sales orders entered into in the Ordinary Course of Business, involving less than $50,000 individually and the performance of which by the parties thereto is reasonably expected to be substantially completed within sixty (60) days of the execution thereof);

(C) Contracts with any officer, individual employee, individual independent contractor(excluding oral, at-will employment arrangements the generic terms of which are described on an aggregate basis (i.e., ranges of wages of salary, typical benefits, etc.));

(D) Contracts or arrangements that restrict the ability of Seller to terminate the service of any employee or the consulting Contract of any Person at any time for any lawful reason or for no reason without Liability (including severance obligations);

(E) collective bargaining agreements, union contracts or similar agreements;

(F) intentionally omitted;

(G) guarantees of any obligation for borrowed money or otherwise;

(H) intentionally omitted;

(I) Contracts under which Seller is the lessor or sublessor of, or which permits any third party to occupy, hold or operate, any material personal property owned or controlled by Seller;

(J) intentionally omitted;

(K) Contracts (including, without limitation, indemnification agreements) with respect to any form of intangible property, including, without limitation, any Intellectual Property (including Licensed Intellectual Property) or confidential information;

(L) Contracts that contain or provide for an undertaking by Seller to (1) indemnify or make any indemnification payments to any Person, other than with respect to standard terms and conditions of a Contract for the purchase or sale of products or services in the Ordinary Course of Business, (2) be responsible for consequential damages or (3) pay any fee or penalty in the event of any failure to perform or late performance of such agreement;

(M) Contracts purporting to limit Seller’s freedom to operate, including limitations with respect to Seller’s right to: (1) solicit, offer employment to or hire any Person, (2) sell goods or services to, or purchase goods or services from, any Person, or (3) disclose any confidential information of any Person to any other Person (other than pursuant to confidentiality, secrecy or non-disclosure Contracts entered into by Seller with customers, distributors, vendors, advertisers, employees or consultants in the Ordinary Course of Business);

(N) Contracts restricting in any manner any Person for the benefit of Seller, including any Person’s right to (1) sell goods or services to, or purchase goods or services from, Seller, (2) compete with Seller, (3) solicit, offer employment to or hire any employee or consultant of Seller or (4) disclose any confidential information of Seller to any other Person (other than confidentiality, secrecy or non-disclosure Contracts entered into by Seller with customers, advertisers, employees or consultants in the Ordinary Course of Business);

(O) Contracts which contain “most favored nation” rights or similar rights or obligations binding or benefiting Seller or any other Person or any other similar provision;

(P) Contracts that provide any customer with pricing for products or services that is materially discounted from Seller’s otherwise standard pricing for comparable products or services;

(Q) Contracts requiring Seller to purchase all or substantially all of its requirements for a particular product or service from a vendor or supplier or to make periodic minimum purchases of a particular product or service from a vendor or supplier;

(R) intentionally omitted;

(S) intentionally omitted;

(T) Contracts involving a sharing of profits, losses, costs or liabilities by Seller with any other Person, including any joint venture, partnership, strategic alliance, co-marketing, joint development or similar agreement;

(U) Contracts under which the amount payable by Seller is dependent on the revenues or income or similar measure of the Business, or in which Seller is obligated to pay rebates, royalties, commissions, cooperative advertising or similar payments to any Person;

(V) Contracts containing requirements to maintain letters of credit, performance bonds, payment bonds or other similar arrangements;

(W) Contracts with any Person required to be listed on Schedule 4(m);

(X) Contracts for capital expenditures by Seller in excess of $50,000;

(Y) broker, distributor, dealer, seller’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

(Z) preferential purchase rights, rights of first refusal or similar Contracts;

(AA) intentionally omitted;

(BB) intentionally omitted;

(CC) Contracts or arrangements that provide for the payment of any cash or other compensation, benefits or acceleration of any benefit as a result of the execution of this Agreement or the Transaction Documents and/or the consummation of the transactions contemplated hereby or thereby (in all cases, whether alone or in conjunction with another event, and whether with or without the passage of time, the giving of notice or both);

(DD) Contracts with, or relating to the provision of goods or services to, any Governmental or Licensing Authority or any agency thereof;

(EE) Contracts relating to the assignment or transfer of the rights and interests of current and former employees, consultants, developers and contractors of Seller in the ownership of Seller’s Intellectual Property; and

(FF) Contracts involving more than $50,000, individually, or group of related Contracts involving more than $100,000 in the aggregate, which are not listed in the foregoing clauses of this Section 4(k).

(ii) Each Material Contract is valid and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto. Except as specifically disclosed on Schedule 4(k)(ii), Seller has performed in all material respects all obligations required to be performed by it and is not in material default under, in material breach of, nor in receipt of any claim of material default or breach under any Material Contract; and to the Knowledge of Seller, no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach under any such Material Contract. To the Knowledge of Seller, no other party to any Material Contract is in default under or in breach of such Material Contract and no event has occurred which with the passage of time or giving of notice or both would result in a material default or breach under any such Material Contract. Seller has supplied Buyer with (i) a true, correct and complete copy of each Material Contract listed on Schedule 4(k)(i), together with all amendments, waivers or other changes thereto, and (ii) a reasonably complete description of all material terms of all oral agreements covered by this Section 4(k) to which Seller is a party. Except as set forth in Schedule 4(k)(ii), during the past three (3) years, Seller has not given to, or received from, any other party to any Material Contract, any written notice regarding any material default, breach or violation of any Material Contract by Seller or such other party.

(l) Litigation. Except as set forth on Schedule 4(l), there are no Proceedings pending or, to the Knowledge of Seller, threatened, against Seller (or any of their respective officers, managers, employees or agents in their capacity as such or any of their assets, property or business) or their respective Affiliates relating to the Business and, to the Knowledge of Seller, there is no Basis for any of the foregoing. Seller has not received notice from any Person asserting facts or circumstances which are reasonably likely to give rise to the initiation of a Proceeding against Seller relating to the Business. Seller has no Proceedings of any kind or nature pending against any other Person. Schedule 4(l) also sets forth all Proceedings involving Seller relating to the Business during the last five (5) years which (i) alleged criminal conduct by Seller or any of its respective Affiliates, (ii) resulted in Seller or any of their respective Affiliates in connection with the Business paying or receiving any material amount in connection with the adjudication or compromise of such matter, (iii) resulted in an Order of injunctive relief or specific performance against Seller or (iv) had, or could reasonably be expected to have, a Material Adverse Effect on the Business. Except as set forth on Schedule 4(l), Seller is not a party to, or otherwise bound by, any Order or other Contract entered into in connection with any Proceeding related to the Business. All materials provided to Buyer relating to any matters described on Schedule 4(l) are true, correct and complete. Schedule 4(l) identifies the pending Proceedings related to the Business that are covered by insurance policies and/or the defense of which has been assumed by the insurance carrier and sets forth the applicable insurance carrier and insurance policy. Such insurance carriers have not delivered any reservations of rights or indicated any objections or reservations whatsoever with respect to such insurance carriers’ obligation to provide a defense against the claims asserted in such Proceedings and to pay the amounts of damages or settlement amounts arising from the claims of such Proceedings.

(m) Certain Business Relationships with Seller. Except as set forth on Schedule 4(m), and except for compensation to regular employees of Seller, no current or former director, officer, manager or employee of Seller is now, or has been since January 1, 2018, (i) a party to any transaction, contract or arrangement (written or oral) with the Business, or (ii) the direct or indirect owner, of record or as a beneficial owner, of an equity interest or any other financial or profit interest in any Person which is a present or potential competitor, supplier, lessor, or customer of the Business (other than non-affiliated holdings in publicly held companies), nor does any such Person receive income from any source other than the Business which should properly accrue to the Business.

(n) Employees. In connection with the Business, except as set forth on Schedule 4(n), (a) Seller is not a party to a collective bargaining agreement having provisions covering its employees or other legally binding commitment with any trade union or employee organization or group in respect of or affecting Employees or is currently negotiating any such agreement, (b) no complaint against Seller is currently pending or, to the Knowledge of Seller, threatened before the National Labor

Relations Board or the Equal Employment Opportunity Commission, (c) there are no labor strikes, boycotts, picketing, disputes, requests for representation, union organizational activity or other concerted activity, slowdowns or stoppages pending or, to the Knowledge of Seller, threatened against Seller, and (d) to the Knowledge of Seller, Seller has not taken any action that would constitute a mass layoff or plant closing under the WARN Act within ninety (90) days prior to the date hereof.

(o) Employee Benefits. All of the Seller’s Employee Benefit Plans relating to the Business have complied in form and operation in all material respects with all applicable Laws and the terms of such plans. There are no material actions, suits or claims pending involving any of the Seller’s Employee Benefit Plans relating to the Business, other than routine claims for benefits and qualified domestic relations, medical or child support order.

(p) Tax Matters.

(i) Except as set forth on Schedule 4(p), Seller (A) has timely paid all Taxes required to be paid by Seller relating to the Business through the date hereof and will have timely paid all Taxes required to be paid by them through the Closing Date (in each case, whether or not shown as due on any Tax Return) and (B) has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by Seller relating to the Business with the appropriate Governmental or Licensing Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all respects.

(ii) Except as set forth on Schedule 4(p):

(A) no Liens (other than Permitted Liens) have been filed with respect to the Acquired Assets and, relating to the Business, Seller has not been notified by the IRS, or any other taxing authority that any issues have been raised (and are currently pending) by the IRS, or any other taxing authority in connection with Seller or any Tax Return of Seller, and no waivers of statutes of limitations have been given or requested with respect to Seller;

(B) intentionally omitted;

(C) intentionally omitted;

(D) intentionally omitted;

(E) Seller has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes relating to the Business (including, but not limited to, sales Taxes, customs duties or withholding of Taxes from amounts paid to employees, independent contractors, creditors, members, or other third parties) and Seller is not liable for any Taxes for failure to comply with such Laws;

(F) intentionally omitted;

(G) intentionally omitted;

(H) intentionally omitted;

(I) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

(J) Seller has not engaged in a transaction relating to the Business that the IRS has identified by regulation or other form of published guidance as a “reportable transaction,” as defined by Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of federal, state, local or foreign tax law).

(q) Warranties. With respect to the Business, each product manufactured, sold or delivered by Seller has been in material conformity with all applicable specifications, contractual commitments and all express and implied warranties, and Seller has not been notified of any liability (and to the Knowledge of Seller, there is no basis for any present or future Proceeding against any of them giving rise to any liability) for replacement thereof or other damages in connection therewith. With respect to the Business, Seller has not been notified that any product manufactured, sold or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. There are no claims existing or to the Knowledge of Seller threatened under or pursuant to any warranty, whether express or implied, on the services or products provided by Seller in connection with the Business. There are no claims existing and to the Knowledge of Seller, there is no basis for any claim against Seller in connection with the Business for improper services or malfeasance or with respect to injury to persons or property as a result of the sale, distribution or provision of any service or product of the Business by Seller, including, but not limited to, claims arising out of the breach of control or performance with respect to services or products provided by the Seller in the Business.

(r) Insurance. Schedule 4(r) lists and briefly describes each insurance policy, self-insurance arrangement presently maintained by or on behalf of Seller with respect to its properties, assets and business relating to the Business, and all currently pending claims thereunder. All of such current insurance policies are in full force and effect and Seller is not in default with respect to its obligations under any of such insurance policies. Seller has not received any notification of cancellation or modification of any of Seller’s past or present insurance policies or that any claim outstanding is expected to cause a material increase in Seller’s insurance rates. To the Knowledge of Seller, there are no facts or circumstances which exist that would reasonably be expected to relieve any insurer under any of Seller’s past or present insurance policies of its obligations to satisfy in full claims thereunder. All losses that have been incurred by Seller with respect to the Business that are covered by its insurance policies have been properly reported to the respective insurance carriers, and no reservation of rights letters have been issued by such carriers. Except as listed on Schedule 4(r), Seller has never been a party to, or a beneficiary of, any other policy, insurance pool or sharing agreement whereby any other Person(s) maintains or maintained insurance covering the Business. The historical insurance programs with respect to the Business have no gaps in coverage and the coverage limits have not been exhausted.

(s) Customers and Suppliers.

(i) Schedule 4(s)(i) lists the fifteen (15) largest suppliers and vendors of the Camillus Business and the Cuda Business, respectively (and total purchases in dollars, from each such supplier or broker, together with the percentage of total purchases attributable to each such supplier or broker) (such list to exclude any suppliers of utilities and the federal government for ordinary course Taxes), in each case, during Seller’s fiscal years ended December 31, 2021 and December 31, 2022 and for the year to date period ending on the Financial Statement Date (the “Material Suppliers”).

(ii) Schedule 4(s)(ii) lists the fifteen (15) largest customers (including distributors) of the Camillus Business and the Cuda Business, respectively (and total sales in dollars, to each such customer, together with the percentage of total sales attributable to each such customer), in each case, during Seller’s fiscal years ended December 31, 2021 and December 31, 2022 and for the year to date period ending on the Financial Statement Date (the “Material Customers”).

(iii) Except as set forth on Schedule 4(s)(iii), no such Material Supplier or Material Customer has terminated, reduced by ten percent (10%) or more, or materially modified its business with the Business since December 31, 2022. To the Knowledge of Seller, no material changes have occurred to the supplier base of the Business other than in the Ordinary Course of Business and those applicable to suppliers of goods generally. Except as set forth on Schedule 4(s)(iii), to the Knowledge of Seller, the Business maintains good relations with all Material Suppliers and Material Customers and has not received any notice or otherwise has any reason to believe that Material Supplier or Material Customer: (A) intends, or is reasonably likely, to terminate, reduce by ten percent (10%) or more, or materially modify its business with the Business, (B) threatened not to continue as a business relation of the Business after the Closing, or (C) intends to terminate, reduce by ten percent (10%) or more, or materially modify its relationship with the Business. In the six (6) months preceding the Closing Date, other than in the Ordinary Course of Business, no Business has initiated a material rebate, discount, advance sale program, volume discount, or other program or arrangement with any Material Supplier or Material Customer that would reasonably be expected to reduce purchases of products or services by the Business or by any Material Customer, as applicable, in any material respect after Closing.

(t) Environment, Health, and Safety.

(i) With respect to the Business and the Acquired Assets, Seller has at all times complied in all material respects with and is in compliance, in all material respects, with all Environmental and Safety Requirements. Seller has obtained, maintain, and has at all times complied in all material respects with, and is in compliance in all material respects with, all Permits required pursuant to Environmental and Safety Requirements for Seller’s operations and the occupation of the real property used by the Seller in connection with the Business. Seller has not received any notice, report or other information regarding any actual or alleged violation of, or any Liabilities or potential Liabilities arising under, Environmental and Safety Requirements, relating to the Business, the real property used by the Seller in connection with the Business , or any former properties or facilities of Seller used in connection with the Business arising under Environmental and Safety Requirements, nor do, to the Knowledge of Seller, any facts, claims or allegations exist indicating any such violation. Without limiting the foregoing, there are no claims, notices (including, without limitation, notices that Seller is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site containing Hazardous Materials or other location allegedly used for the disposal of Hazardous Materials), civil, criminal or administrative actions, suits, hearings, investigations, inquiries, proceedings, information requests, disputes, demands, arbitrations, litigations or liens pending or, to the Knowledge of Seller, threatened, in each case, that are based on Environmental and Safety Requirements relating to the Business. With respect to the Business, to the Knowledge of Seller, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may (A) interfere with or prevent continued material compliance by Seller with Environmental and Safety Requirements and the requirements of the Permits required by Environmental and Safety Requirements, (B) give rise to any material Liabilities arising under, or any investigatory, corrective or remedial obligation with respect to, Environmental and Safety Requirements, or (C) to the Knowledge of Seller, form the Basis of any material claim, notice, civil, criminal or administrative action, suit, hearing, investigation, inquiry, Proceeding, information request, dispute, demand, arbitration, litigation or lien against or involving Seller based on or related to environmental matters. Seller and any of the real property used by the Seller in the Business are not subject to any Proceeding or Order relating to Environmental and Safety Requirements.

(ii) In connection with the Business, except in material compliance with applicable Environmental and Safety Requirements, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released or exposed any Person to any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and, no such property or facility is contaminated by any substance) so as to give rise to a reasonable expectation of any current or future Liabilities under Environmental and Safety Requirements, including any Liability for investigative or remedial obligations, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees.

(iii) There have been no Releases or threatened Releases by Seller of any Hazardous Materials at, on, about, under, from, to, within, or migrating to or from the real property used by the Seller in the Business or, to the Knowledge of Seller, any real property formerly owned, leased, operated or controlled by Seller in connection with the Business, that (i) would require notification to any Governmental or Licensing Authority or investigation and/or remediation pursuant to any Environmental and Safety Requirements or (ii) would be reasonably likely to give rise to any material Liability pursuant to any Environmental and Safety Requirements. Seller has no Liabilities (contingent or otherwise), with respect to the presence or alleged presence of asbestos, silica, lead, mercury or other Hazardous Materials in any product or item or at or upon any property or facility used by the Seller in the Business.

(iv) With respect to the Business, Seller has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to Environmental and Safety Requirements.

(u) Intentionally omitted.

(v) Intentionally omitted.

(w) Inventory. Attached hereto as Schedule 4(w)(i) is a true, correct and complete Inventory aging report of the Camillus Business and the Cuda Business, respectively, dated as of September 30, 2023. Attached hereto as Schedule 4(w)(ii) is a true, correct and complete list of the quantity and value of the Inventory as of the Closing Date. The Inventory of Seller that is set forth on the Closing Date Working Capital Statement or that are finished goods as of the Closing Date, were purchased or produced in the Ordinary Course of Business and, taken as a whole, are of a quality and quantity usable and salable in the Ordinary Course of Business and generally conform to customer specifications therefor, and does not consist of obsolete, damaged, or defective Inventory.

(x) Certain Practices.

(i) Seller has not and, to the Knowledge of Seller, no officer, director, employee, independent contractor or agent or any other Person acting on behalf of Seller has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the Ordinary Course of Business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental or Licensing Authority or other Person who was, is, or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction).

(ii) Seller has not and, to the Knowledge of Seller, no officer, director, employee, consultant or agent or any other Person on behalf of Seller acting on behalf of such Person has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (i) any foreign, federal, state, provincial or local governmental official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign, federal, state, provincial or local governmental agency or subdivision thereof; (ii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of clauses (i) and (ii) above in order to assist Seller to obtain or retain business for or direct business to Seller under circumstances which would subject Seller to Liability; or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, which is applicable to privately held companies.

(y) Data Privacy; Computer Systems.

(i) With respect to the Business, Seller’s receipt, collection, monitoring, transmission, use, analysis, disclosure, storage, disposal and security of any Personal Data has at all times materially complied, and materially complies, with (A) any Contracts to which Seller is party and (B) applicable Information Privacy and Security Laws.

(ii) intentionally omitted.

(iii) With respect to the Business, Seller (A) is not under investigation by any Governmental or Licensing Authority for a violation of any Information Privacy and Security Laws; (B) has not received any notices or audit requests from the United States Department of Justice, Federal Trade Commission, or the Attorney General of any state relating to any such violations; (C) has not received notice of any claim or demand by any customer, employee, or other natural person alleging violation of any Information Privacy and Security Laws; and (D) has not, to the Knowledge of Seller, experienced any data breach that would trigger a material notification or reporting requirement under any Information Privacy and Security Laws related to the collection, use, disclosure or security of Personal Data. Since January 1, 2018, Seller has not suffered a security breach with respect to any Personal Data and there has been no unauthorized or illegal use of or access to any Personal Data. Seller has not notified, nor has it been required to notify, any Person of any information security breach involving Personal Data.

(iv) Seller employs commercially reasonable steps to address the security, continuity and integrity of the computer hardware, Software, networks, servers, and other computer and telecommunications equipment used by Seller in the Business (collectively, the “Seller Systems”). Seller has taken commercially reasonable actions to protect the confidentiality, integrity and security of the Seller Systems against unauthorized use, access, interruption, modification and corruption. To the Knowledge of Seller, there has been no material security breach or material unauthorized access or use of any Seller Systems. To the Knowledge of Seller, the Seller Systems are free of all viruses, worms, trojan horses and other malicious Software code.

(z) Creditors; Bankruptcy, Etc. Seller is not involved in any Proceeding by or against Seller as a debtor in any court under the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether foreign, international, provincial, state, local or federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of a Seller or for any property of Seller.

(aa) Universal Product Codes. Schedule 4(aa) is a true, correct and complete list of the stock-keeping units, universal product codes and/or European article numbers of Seller currently used by the Business.

(bb) Non-Reliance. Seller acknowledges that, except for the representations and warranties contained in Section 5 below, Buyer and any of its respective directors, officers, employees, agents or representatives, do not make and shall not be deemed to have made any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy and/or completeness of any information provided or otherwise made available to Seller or any of its directors, officers, managers, employees, agents or representatives (including, without limitation, any virtual data room (e.g., the DA Davidson Firmex virtual data room)), that the sole representations or warranties being made by Buyer with respect to the transactions contemplated hereby are set forth in Section 5 below, and that Seller is not relying on any statements, information, projections, or data other than the representations and warranties set forth in Section 5 below in its determination to effect the transactions contemplated herein.

5. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller that the statements contained in this Section 5 are correct and complete as of the Closing Date.

(a) Organization of Buyer. Buyer is a corporation validly existing under the Laws of the State of Delaware.

(b) Authorization of Transactions. Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which Buyer is a party constitute the valid and legally binding obligations of the that Buyer, enforceable against it in accordance with their respective terms and conditions, except the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

(c) Non-Contravention. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not, aside from pursuant to the bulk sales or transfer laws of any jurisdiction, (i) violate or conflict with any provisions of the formation or organizational agreements of Buyer, each as amended to date; or (ii) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any Lien upon any property of Buyer pursuant to (A) any agreement or instrument to which Buyer is a party or by which it or any of its properties is bound or to which Buyer or any of its properties is subject, or (B) any statute, judgment, decree, order, regulation or rule of any court or Governmental or Licensing Authority to which Buyer is subject.

(d) Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by Buyer of the Transaction Documents to which it is a party or for the consummation by Buyer of the transactions contemplated hereby or thereby.

(e) Brokers’ Fees. Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which Seller could become liable or obligated.

(f) Non-Reliance. Buyer acknowledges that, except for the representations and warranties contained in Section 4 above (including related portions of the Disclosure Schedules), Seller and any of its respective directors, officers, employees, agents or representatives, do not make and shall not be deemed to have made any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy and/or completeness of any information provided or otherwise made available to Buyer or any of its directors, officers, managers, employees, agents or representatives (including, without limitation, any virtual data room (e.g., the DA Davidson Firmex virtual data room)), that the sole representations or warranties being made by Seller with respect to the transactions contemplated hereby are set forth in Section 4 above, and that Buyer is not relying on any statements, information, projections, or data other than the representations and warranties set forth in Section 4 above in its determination to effect the transactions contemplated herein.

(g) Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Disclosure Schedules).

6. Post-Closing Covenants.

The Parties agree as follows with respect to the period following the Closing.

(a) General. At any time after the Closing, if any further action is necessary or desirable to carry out the purposes of this Agreement or any other Transaction Document, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Business (to the extent transferrable), other than items described in clause (i) of the definition of Excluded Assets.

(b) Litigation and Tax Support. In the event and for so long as any Party (i) actively is contesting or defending against any Proceeding (other than a Proceeding amongst any of the Parties) in connection with (A) any transaction contemplated under this Agreement or any other Transaction Document or (B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, or (ii) is preparing Tax Returns in connection with the Business, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and the preparation of such Tax Returns, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense and the preparation of such Tax Returns, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

(c) Transition. During the Non-Compete Period, Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, subcontractor or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as any such lessor, licensor, customer, supplier, subcontractor or other business associate maintained with Seller prior to the Closing. Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

(d) Confidentiality.

(i) In consideration of the payment by Buyer of the Purchase Price and the rights and obligations of the Parties under this Agreement, Seller acknowledges that, in the course of Seller’s operation and ownership of the Business, Seller may have become aware of confidential information and documents of the Business, and that communication of such information to third parties after Closing, could be detrimental to the Business. Seller covenants that all such information and documents to the extent related to the Acquired Assets and/or the Business shall be maintained in confidence and shall not be disclosed or used by Seller or its Affiliates and Representatives without Buyer’s prior written consent, unless such information is (i) otherwise publicly available through no fault of Seller or its Affiliates and Representatives, or (ii) required to be disclosed pursuant to judicial order, regulation or Law or in any Proceeding. If Seller becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demands, or similar process) or is required by a Governmental or Licensing Authority to make any disclosure with respect to the Business that is prohibited by this Section 6, Seller will provide Buyer with prompt notice (to the extent such notice is not prohibited by Law) of such requirement so that Buyer may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, Seller may furnish that portion (and only that portion) of such information that Seller is legally compelled or is otherwise required to disclose. For the avoidance of doubt, Buyer acknowledges and agrees that Seller may, without the prior written consent of Buyer, release information or make public statements or filings concerning this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby as may be required by applicable the Securities and Exchange Commission (including without limitation an 8K filing containing a copy of this Agreement and the other Transaction Documents).

(ii) Buyer acknowledges that, in the course consummating the transactions contemplated by this Agreement, Buyer may have become aware of confidential information and documents of the Seller unrelated to the Acquired Assets and/or the Business, and that communication of such information to third parties after Closing, could be detrimental to the Seller. Buyer covenants that all such information and documents of the Seller not related to the Acquired Assets and/or the Business shall be maintained in confidence and shall not be disclosed or used by Buyer or its Affiliates and Representatives without Seller’s prior written consent, unless such information is (i) otherwise publicly available through no fault of Buyer or its Affiliates and Representatives, or (ii) required to be disclosed pursuant to judicial order, regulation or Law or in any Proceeding. If Buyer becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demands, or similar process) or is required by a Governmental or Licensing Authority to make any disclosure with respect to the Seller that is prohibited by this Section 6, Buyer will provide Seller with prompt notice (to the extent such notice is not prohibited by Law) of such requirement so that Seller may seek an appropriate protective order or other appropriate remedy.

Subject to the foregoing, Buyer may furnish that portion (and only that portion) of such information that Buyer is legally compelled or is otherwise required to disclose. In addition, Buyer agrees that so long as it possesses information about the Seller that may be considered “material non-public information” for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, including Regulation FD (information that a reasonable investor would consider when making a decision to invest in the Sellers securities), Buyer shall not, directly or indirectly, purchase or sell, in any way, Seller’s securities, publicly or privately.

(e) Restrictive Covenants. In consideration of the payment by Buyer of the Purchase Price and the rights and obligations of the Parties under this Agreement:

(i) Seller acknowledges that, in the course of its direct or indirect ownership of the Business, Seller has become familiar with the Business and its trade secrets and with other confidential information concerning the Business. Specifically, Seller acknowledges that it has intimate knowledge of all information (both confidential information and non-confidential information) relating to the Business, including, but not limited to, information relating to all past, present and prospective customers, suppliers and business relationships of the Business. Seller acknowledges that Buyer would not be entering into the transactions contemplated by this Agreement but for this Section 6(e). Buyer and Seller acknowledge that the Business is conducted throughout the Restricted Territory.

(ii) During the Non-Compete Period, Seller shall not, and Seller shall use its best efforts to cause its Representatives and Affiliates not to, directly or indirectly (including via Affiliates), own, manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in or represent any business that is engaged in the Business in the Restricted Territory, provided, however, that nothing herein shall prohibit Seller or its Representatives or Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Seller, its Representatives or Affiliates has no active participation in the business of such corporation. Anything herein to the contrary notwithstanding, Seller may continue to engage in the business of (A) sharpening tools regardless of the industry within which such tools are used; provided, however, such sharpening tools are not incorporated into fishing tools, (B) knives, scissors, cutters, multi-tools, and other related items provided they are not marketed as being primarily for use in the hunting, fishing and camping industries, and (B) knives, scissors, cutters, multi-tools, and other related items as part of first aid and emergency preparedness kits regardless of whether they are marketed for use in the hunting, fishing and camping industries.

(iii) During the Non-Compete Period, Seller shall not, and Seller shall use its best efforts to cause its Representatives and Affiliates not to, directly or indirectly through another Person (including via Affiliates):

(A) solicit, induce or attempt to solicit or induce any individual who was an employee or independent contractor of the Business as of the Closing Date and accepts employment with Buyer or any Subsidiary or Affiliate of Buyer, to leave the employ or services of Buyer or any of its Affiliates, or take any action that may reasonably be interpreted as interfering with the relationship between Buyer or any of its Affiliates, on the one hand, and any such employee or independent contractor thereof, on the other hand;

(B) hire any person who was or is an employee or independent contractor of the Business as of the Closing Date and accepts employment or other service with Buyer or any Subsidiary or Affiliate of Buyer, until six (6) months after such individual’s employment or other relationship with Buyer or any of its Affiliates has been terminated;

(C) solicit, induce or attempt to solicit or induce any customer, supplier, licensee or other business relation of the Business to cease or materially reduce doing business with Buyer or any of its Affiliates, or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee or other business relation on the one hand, and Buyer or any of its Affiliates, on the other hand; or

(D) accept, solicit or attempt to solicit orders for the sale of goods or the provision of services which would be used in replacement of the goods or services offered by the Business prior to the Closing Date.

(iv) Seller shall not, and each shall cause its Affiliates not to, make any statements, observations or opinions that disparage or are likely in any way to harm the reputation of the Business, Buyer or its Affiliates. Seller shall communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Business, Buyer or its Affiliates. The foregoing shall not in any way limit Seller’s rights to pursue or defend any claim under or otherwise exercise any and all rights under or related to this Agreement and the other Transaction Documents, even if any actions or communications associated with the same are or may be considered disparaging or harmful to the Business, Buyer or its Affiliates. Buyer shall not, and each shall cause its Affiliates not to, make any statements, observations or opinions that disparage or are likely in any way to harm the reputation of the Seller or its Affiliates. Buyer shall communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Seller or its Affiliates. The foregoing shall not in any way limit Buyer’s rights to pursue or defend any claim under or otherwise exercise any and all rights under or related to this Agreement and the other Transaction Documents, even if any actions or communications associated with the same are or may be considered disparaging or harmful to the Seller or its Affiliates.

(v) The parties agree that the restrictions contained in this Section 6(e) are part of this otherwise enforceable Agreement, the restrictions are reasonable and necessary, are valid and enforceable under Delaware and Connecticut Law and the Law of any other state that any Party may claim applies, and do not impose a greater restraint than necessary to protect each Party’s legitimate business interests. If, at the time of enforcement of this Section 6(e), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect non-breaching Party to the greatest extent possible under applicable law from improper competition. The Parties hereto acknowledge that money damages might be an inadequate remedy for any breach of this Section 6(e) and that the non-breaching Party may be irreparably damaged if any Party were to breach the covenants set forth in this Section 6(e). Therefore, in the event of a breach or threatened breach of this Section 6(e), the non-breaching Party or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6(e) (without posting a bond or other security) or require the breaching Party to account for and pay over to the non-breaching Party all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Section 6(e), if and when final judgment of a court of competent jurisdiction is so entered against such breaching Party. The breaching party agrees not to claim that the non-breaching Party or its successors or assigns has adequate remedies at law as a defense against any attempt to obtain the equitable relief described in this Section 6(e).

(vi) Each Party agrees and acknowledges that (A) the other Party has required that it make the covenants set forth in this Section 6(e) as a condition to such Party’s obligations to consummate the transactions contemplated hereby; and (B) the provisions of this Section 6(e) are reasonable and necessary to protect and preserve the Business and the Excluded Assets.

(f) Nonassignable Contracts and Permits. To the extent that any Contract or Permit for which assignment to Buyer is provided for in this Agreement is not assignable without the consent or waiver of another party or the appropriate Governmental or Licensing Authority or is not assignable under applicable Law, and such consent or waiver is not received prior to Closing, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller shall use its commercially reasonable efforts to obtain the consent of such other party or Governmental or Licensing Authority to the assignment of any such Contract or Permit to Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Contract or Permit. If and to the extent that such arrangement cannot be made with respect to any such Contract, Buyer shall not have any obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding. The Parties agree and acknowledge that nothing set forth in this Section 6(f) shall in any way limit Buyer’s rights as set forth elsewhere herein to be indemnified for breaches of representations and warranties by virtue of the inability of Seller to assign such Contract and/or Permit.

(g) Payment of Excluded Liabilities. After the Closing, and subject to such defenses, rights, offsets, and/or counterclaims as may be assertable by Seller, Seller shall promptly pay, when due, to the appropriate Person any Excluded Liabilities (i) which become due and payable after the Closing or (ii) which were due and payable on the Closing Date but not paid.

(h) Use of Business Name. Buyer and Seller each hereby acknowledge that, after the Closing, Buyer intends to operate the Business under the names “Camillus,” “Cuda,” “Western” and “Tiger Sharp” (the “Business Names”). Within 5 days after the date hereof, Seller shall withdraw all of Seller’s fictitious names, trade names and/or dba names for the Business Names. Neither Seller nor its respective successors or Affiliates shall, directly or indirectly, thereafter use as its or his or her name or trade name any name which, in Buyer’s sole discretion, is confusingly similar, to the public, to names of the Business. For the avoidance of doubt, nothing herein shall require Seller to modify or cease use of the name “Acme United Corporation” or any derivative thereof.

(i) [Reserved].

(j) WARN Act. If applicable, Seller shall be responsible for any obligation with respect to the employees of Seller under WARN arising or accruing on or before the Closing Date.

(k) Rights. Nothing in this Section 6 or elsewhere in this Agreement shall be construed as (i) conferring any legal rights or remedies upon any employee or former employee of Seller, Buyer or their respective Affiliates or legal representatives thereof, including, without limitation, for continuation of employment by Buyer or its Affiliates or (ii) requiring Buyer to implement, or limiting the rights of Buyer to amend, implement or discontinue, any compensation plan, program or practice or any Employee Benefit Plan of any nature whatsoever.

(l) Cash Turnover. Seller shall, or shall cause its Affiliates to, promptly transfer or deliver to Buyer all cash, checks (which shall be properly endorsed) or other property that Seller or its Affiliates may receive in respect of any receivable, customer payment, deposit, prepaid expense, rebate or other item that relates to the operation of the Business after Closing and that is paid to Seller or its Affiliates after the Closing instead of to Buyer, together with reasonable background information (i.e., account debtor). In furtherance of the foregoing, all cash, electronic fund transfers or checks received by Seller after the Closing that relate to the operation of the Business after Closing shall be transferred or delivered to Buyer within ten (10) Business Day(s) of receipt of same by Seller or its Affiliates. Buyer shall, or shall cause its Affiliates to, promptly transfer or deliver to Seller all cash, checks (which shall be properly endorsed) or other property that Buyer or its Affiliates may receive in respect of any receivable, customer payment, deposit, prepaid expense, rebate or other item that relates to the Excluded Assets and that is paid to Buyer or its Affiliates after the Closing instead of to Seller, together with reasonable background information (i.e., account debtor). In furtherance of the foregoing, all cash, electronic fund transfers or checks received by Buyer after the Closing that relates to the Excluded Assets shall be transferred or delivered to Seller within ten (10) Business Day(s) of receipt of same by Buyer or its Affiliates. If no invoice number is specified on a check or if the invoiced amount doesn’t match the check, payments will be applied to the oldest outstanding invoices first.

(m) Continuation of Insurance. Seller shall maintain its existing director and officer liability insurance policy, employment practices liability insurance policy and fiduciary liability policy for at least six (6) years following the Closing Date with coverages and limits of not less than the existing coverages. Should any policy be terminated for any reason, Seller agrees to place such policy into a run-off or tail program to cover the equivalent period of time, being six years from the Closing Date.

7. Remedies for Breaches of this Agreement; Indemnification.

(a) Indemnification by Seller. Subject to the limitations set forth in this Section 7, Seller shall indemnify and hold harmless Buyer, and the Affiliates of Buyer and the managers, directors, members, officers, employees, agents, successors and assigns of Buyer and its Affiliates (the “Buyer Indemnified Persons”), against and in respect of any and all Damages incurred directly or indirectly, in connection with, arising from or as a result of:

(i) any breach, non-fulfillment or violation of the covenants made in this Agreement by Seller;

(ii) any breach of any of the representations and warranties set forth in Section 4 hereof;

(iii) the ownership, use or possession of the Excluded Assets; or

(iv) the Excluded Liabilities, including any Tax Liability or Environmental Liability, or any other Liability of Seller (including without limitation those Liabilities passing (or alleged to be passing) to Buyer by operation of law (including under any common law doctrine of de facto merger or successor liability) which is not an Assumed Liability.

Notwithstanding anything to the contrary contained herein, to the extent that any item giving rise to a Damages which would otherwise be indemnifiable under this Section 7(a) of this Agreement was accounted for in the calculation of an adjustment to the Purchase Price pursuant to Section 3 of this Agreement, such Damages shall not be indemnifiable hereunder.

No right of the Buyer Indemnified Persons for indemnification hereunder shall be affected by any examination made for or on behalf of Buyer, the knowledge of any of the officers, directors, stockholders, employees or agents of Buyer, or the acceptance by Buyer of any certificate or opinion. No right of the Buyer Indemnified Persons for indemnification of Damages hereunder shall be adversely affected by Buyer’s failure to disclose to Seller the possibility of such Damages and/or the inability of Seller to reasonably foresee the possibility of the Buyer Indemnified Persons’ incurring such Damages as a consequence of a breach by Seller hereof.

(b) Indemnification by Buyer. Subject to the limitations set forth in this Section 7, Buyer shall indemnify and hold harmless Seller and the shareholders, managers, directors, members, officers, employees, agents, successors and assigns of Seller and its Affiliates against and in respect of any and all Damages incurred directly or indirectly in connection with, arising from or as a result of:

(i) any breach, non-fulfillment or violation of the covenants made in this Agreement by Buyer or any of its Affiliates;

(ii) any breach of any of the representations or warranties set forth in Section 5 hereof;

(iii) any Assumed Liability; or

(iv) the ownership, use or possession of the Acquired Assets or the conduct or operation of the Business occurring at or after the Effective Time (except, in each such case, to the extent that Buyer is entitled to be indemnified pursuant to Section 7(a)).

Notwithstanding anything to the contrary contained herein, to the extent that any item giving rise to a Damage which would otherwise be indemnifiable under this Section 7(b) of this Agreement was accounted for in the calculation of an adjustment to the Purchase Price pursuant to Section 3 of this Agreement, such Damage shall not be indemnifiable hereunder.

(c) Notice and Payment of Damages.

(i) Upon obtaining knowledge of any Damages, any Person entitled to indemnification under Sections 7(a) or (b) with respect to such claim (the “Injured Party”) shall give written notice to the Party liable for such indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such written notice being hereinafter referred to as a “Notice of Claim”). If the Indemnifying Party disputes such claim of indemnification, it shall notify the Injured Party thereof within thirty (30) days after receipt of the Notice of Claim, whereupon the Parties shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification. If the dispute has not been resolved within thirty (30) days after the parties first meet to attempt such resolution, either party may initiate litigation in accordance with this Agreement; provided, that, if the claim is a Third Person Claim as described below, the Parties shall first comply with Section 7(d) below. If the Indemnifying Party does not dispute the Injured Party’s claim of indemnification, then the amount in the Notice of Claim shall be deemed agreed, the Indemnifying Party shall pay or offset (as provided in Section 7(m) below) the amount of such valid claim within thirty (30) days after receipt of the Notice of Claim, as further set forth in subsection (c)(ii) below. If the disputed claim is mutually agreed or finally determined, such amount shall constitute an obligation to be paid or offset (as provided in Section 7(m) below.

(d) Defense of Third Person Claims. If an Injured Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Injured Party hereunder) (a “Third Person”), the Injured Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Injured Party. The Indemnifying Party shall have the right, upon written notice to the Injured Party, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that (i) the Indemnifying Party notified the Injured Party in writing, within thirty (30) days after the Injured Party has given notice of the Third Person Claim, of the Indemnifying Party’s election to indemnify the Injured Party with respect to such Third Person Claim and to assume the defense of such Third Person Claim, (ii) the Indemnifying Party provides the Injured Party with evidence reasonably acceptable to the Injured Party of its financial capacity to defend such Third Person Claim and fulfill its indemnification with respect to such Third Person Claim; (iii) the Third Person Claim involves only money damages that are not in excess of one hundred percent (100%) of the amount for which the Indemnifying Party may be liable under this Agreement and the Third Person Claim does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Person Claim is not, in the good faith judgment of the Injured Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Injured Party, and (v) the Indemnifying Party conducts the defense of the Third Person Claim actively and diligently; and provided further that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Injured Party except that the Indemnifying Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Injured Party if such judgment or settlement requires only the payment of money, does not constitute an admission of any wrongdoing or a waiver of any rights of the Injured Party, in the good faith judgment of the Injured Party, is not likely to establish a precedential custom or practice adverse to the continuing business interests of the Injured Party, and the Indemnifying Party is solely liable for the entire settlement amount. For the avoidance of doubt, a claim or challenge asserted by a Governmental or Licensing Authority, including the IRS or the U.S. Department of Commerce, against an Injured Party shall be considered a Third Person Claim hereunder. The Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless (A) there is a reasonable likelihood that a conflict of interest or potential conflict of interest exists between the Indemnifying Party and the Injured Party, (B) there are legal defenses available to the Injured Party that are different from or additional to those available to the Indemnifying Party, or (C) the Indemnifying Party elects not to defend the Injured Party with respect to such Third Person Claim, the Injured Party shall have the right, at its option, to assume and control the defense of the Third Person Claim, in such manner as it may deem appropriate, including settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Injured Party may deem appropriate, and such representation shall be at the expense of the Indemnifying Party, provided that the Injured Party shall not choose any counsel who is objectionable to the Indemnifying Party’s insurance company, if such company has agreed to provide coverage for such third party claim. The failure of the Indemnifying Party to respond in writing to the Notice of Claim within thirty (30) days after receipt thereof shall be deemed an election not to defend the same. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof, provided, however, that any confidential or privileged materials will not be disclosed by the Injured Party other than as needed for such defense, and the Indemnifying Party agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Injured Party with respect to such information.

(e) Survival of Representations and Warranties. All of the representations and warranties made by any Party in Section 4 and Section 5 shall survive for a period of twelve (12) months following the Closing Date and thereafter to the extent a Notice of Claim is made within such twelve (12) month period with respect to any breach of such representation or warranty occurring within such period and set out in such Notice of Claim; provided that the representations and warranties (i) set forth in Sections 4(a), 4(b), 4(c), 4(d), clause (ii) of Section 4(i), and 4(p) (such representations, the “Seller’s Fundamental Representations”) shall survive the Closing Date for the applicable statute of limitations plus sixty (60) days, and (ii) set forth in Sections 5(a), 5(b), 5(c) and 5(e) shall survive the Closing Date for the applicable statute of limitations. No party shall be entitled to indemnification for breach of any representation and warranty set forth in Section 4 or Section 5 unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein. For the avoidance of doubt, the covenants and indemnities set forth herein shall survive the closing indefinitely or for such shorter time period as explicitly set forth herein.

(f) Limitation on Indemnification.

(i) Indemnification Deductible. The provisions for indemnity under Section 7(a)(ii) shall be effective only when the aggregate Damages for which indemnification is sought thereunder exceed $75,000 in the aggregate (the “Indemnification Deductible”), at which time the Injured Party shall be entitled to indemnification of all of the Injured Party’s Damages in excess of the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to restrict indemnification of the Buyer Indemnified Persons for any fraud.

(ii) Indemnification Cap. Except for obligations for Damages related to any breach of Seller’s Fundamental Representations and/or fraud, the indemnification obligations of Seller pursuant to Section 7(a)(ii) shall be effective only until the dollar amount paid by Seller in respect of all Damages indemnified against under such section equals $2,000,000 in the aggregate. The indemnification obligations of Seller pursuant to Section 7(a)(ii) for breaches of Seller’s Fundamental Representations, together with any other indemnifiable obligations of Seller hereunder, for which Seller shall be liable, shall be effective only until the total dollar amount paid by Seller, in the aggregate, in respect of all Damages indemnified hereunder equals one hundred percent (100%) of the Purchase Price actually received by Seller.

(iii) For the avoidance of doubt, Damages related to any breach of Section 7(a)(i), Section 7(a)(iii) – (iv), will not be subject to the Indemnification Deductible or the caps set forth in clause (ii) above.

(g) Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

(h) Exclusive Remedy. In the absence of fraud, the indemnification provisions set forth in this Section 7 shall provide the sole and exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement or the Bill of Sale. Buyer acknowledges that this Section 7(h) has been negotiated fully by Buyer and Seller and that Seller would not have entered into this Agreement but for the inclusion of this Section 7(h).

(i) Waiver. Intentionally omitted.

(j) Mitigation.

(i) Notwithstanding anything herein to the contrary, the Injured Party shall use commercially reasonable efforts to mitigate any Damages; provided, however, that Buyer shall not be required to make such efforts if such efforts would be detrimental in any material respect to Buyer or any of its Affiliates.

(ii) If the Injured Party actually realizes and receives at any time after the Closing an actual insurance payment attributable to Damages that are subject to an indemnification claim hereunder and the Indemnifying Party has paid the indemnification claim in full in cash, the Injured Party shall promptly remit to the Indemnifying Party who paid such indemnification claim an amount up to the amount so paid by the Indemnifying Party, but not in excess of the amount of such insurance payment. If an Injured Party receives an insurance payment as described in the immediately preceding sentence and the Indemnifying Party has not paid the indemnification claim in full in cash (without giving effect to caps), the amount of such insurance payment shall be applied against the outstanding indemnification amount. Notwithstanding the foregoing, the amount of any insurance payment paid over to an Indemnifying Party pursuant to this Section 7(j)(ii) shall be reduced by (i) Taxes, (ii) amounts expended by the Injured Party (or any of its Affiliates) in pursuing any insurance claim arising out of such matter, and (iii) any increase in the cost of the Injured Party’s (or any of its Affiliates) future insurance coverage that actually results from such claim (including retroactive adjustments).

(k) Calculation of Damages. In determining both whether a representation or warranty has been breached as well as calculating the amount of Damages for purposes of this Section 7, any representation or warranty made by any Party contained in this Agreement shall be deemed to exclude any qualification as to “materiality”, “material”, “in all material respects”, or “Material Adverse Effect” or other similar qualifier set forth in such representation or warranty.

(l) Release of Holdback Amount.

(i) Buyer hereby agrees that, subject to the limitations set forth in Section 7(f), with respect to any indemnification claim asserted under Section 7(a), Buyer shall first recover from the Holdback Amount, if any amount is then remaining of the Holdback Amount, before seeking to recover directly from Seller. Any Holdback Amount shall be released to Seller or Buyer on the terms provided below.

(ii) Not more than five (5) Business Days after final resolution of any claim for indemnification under Section 7(a) hereof, Buyer shall deliver to Seller a certificate (an “Indemnification Holdback Certificate”) notifying Seller that Buyer is taking as payment from the Holdback Amount an amount (if any) equal to any portion of such claim that is resolved in the Buyer’s favor.

(iii) No later than the date that is twelve (12) months following the Closing Date (or if such date is not a Business Day, on the first Business Day following such date) (the “Release Date”), Buyer shall deliver to Seller a certificate (the “Pending Claims Certificate”) identifying each then outstanding claim for indemnification under Section 7(a) with respect to which appropriate notice has been provided under this Section 7 (the “Outstanding Claims”) together with the Buyer’s good faith and reasonable estimate of the amount of such Outstanding Claims (including the unresolved portion of any claims previously referenced in an Indemnification Holdback Certificate delivered in accordance with subparagraph (ii) above) and indicating delivery by Buyer to Seller an amount equal to (a) the amount remaining of the Holdback Amount, minus (b) the aggregate amount of such identified Outstanding Claims (if any).

(iv) After the Release Date, not more than five (5) Business Days after final resolution of each Outstanding Claim, Buyer shall deliver to Seller an Indemnification Holdback Certificate notifying Seller (i) that Buyer is taking as payment an amount (if any) equal to any portion of such Outstanding Claim that has been resolved in Buyer’s favor and that has not yet been paid to Buyer and (ii) that Buyer is to pay to Seller an amount (if any) equal to the remaining balance of the Holdback Amount less any amounts required to be retained to cover continuing Outstanding Claims identified on the Pending Claims Certificate. Buyer shall periodically update the status of the Outstanding Claims included on the Pending Claims Certificate and shall revise and modify, prior to the final resolution of any single Outstanding Claim, its notifications to Seller of any increase or reduction in the amount of each Outstanding Claim and pay any applicable available amounts to Seller, to the extent of changed facts and circumstances.

8. Miscellaneous.

(a) Limited Power of Attorney; Right of Endorsement, Etc. Effective as of the Closing, Seller hereby constitutes and appoints Buyer and its successors and assigns the true and lawful attorney of Seller with full power of substitution, in the name of Buyer or the name of Seller, on behalf of and for the benefit of Buyer:

(i) to collect all Acquired Assets;

(ii) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title in or to the Acquired Assets;

(iii) to defend and compromise all actions, suits or proceedings with respect to any of the Acquired Assets; and

(iv) to do all such reasonable acts and things with respect to the Acquired Assets as Buyer may deem advisable.

SELLER AGREES THAT THE FOREGOING POWERS ARE COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE AND SHALL NOT BE REVOKED BY SELLER DIRECTLY OR INDIRECTLY BY THE DISSOLUTION OF SELLER OR IN ANY OTHER MANNER. Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers and Seller shall promptly pay to Buyer any amounts received by it after the Closing with respect to the Acquired Assets.

(b) Press Releases . Buyer, on the one hand, and Seller, on the other hand, shall consult with each other before issuing any press release with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and shall not issue any such press release without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Buyer acknowledges and agrees that Seller may, without the prior written consent of Buyer, release information or make public statements or filings concerning this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (i) as may be required by applicable Law, Governmental or Licensing Authority (e.g., the Securities and Exchange

Commission) or other stock exchange requirements (including without limitation an 8K filing containing a copy of this Agreement and the other Transaction Documents) and (ii) in connection with investor presentations.

(c) No Third-Party Beneficiaries. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto.

(d) Entire Agreement, Non-Merger. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including without limitation, that certain letter of intent, dated as of September 12, 2023. Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties will not merge on and will survive the Closing for the periods provided. Notwithstanding the Closing and any investigation made by or on behalf of any Party, the covenants, representations and warranties will continue in full force and effect for the periods provided herein. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors or heirs and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); (iii) assign any or all of its rights hereunder in connection with a sale of all of its business; and/or (iv) assign its rights hereunder to any lenders or financing sources, their agent and their successors and assigns.

(f) Counterparts. This Agreement may be (i) executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument and (ii) delivered by, among other methods, facsimile or by pdf/e-mail.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient on a Business Day prior to 5:00 P.M. local time, otherwise on the next Business Day, faxed or emailed to the intended recipient on a Business Day prior to 5:00 P.M. local time, otherwise on the next Business Day at the email address set forth therefor below, or one (1) Business Day after being sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to Buyer: Copy to (which shall not constitute notice):

GSM Holdings, Inc. c/o Good Sportsman Marketing L.L.C. 5250 Frye Road Irving, Texas 75601 Attention: Eddie Castro	Finn Dixon & Herling LLP Six Landmark Square Stamford, Connecticut 06901 Phone: 203-325-5000 Attention: Neil Ruben

Email: ecastro@gsmorg.com

                 Austin Pendleton

Email: nruben@fdh.com

            apendleton@fdh.com

and

GSM Parent Holdings LLC

c/o Gridiron Capital, LLC

50 Pine Street

New Canaan, Connecticut 06840

Attention: John Warner

  Kevin Jackson

Email: jwarner@gridironcapital.com

 kjackson@gridironcapital.com

If to Seller: Copy to (which shall not constitute notice):

Acme United Corporation 1 Waterview Drive Shelton, CT 06484 Attention: Walter C. Johnsen Email: w.johnsen@acmeunited.com	Brody Wilkinson PC 2507 Post Road Southport, CT 06890 Attention: Justin L. Galletti Email: jgalletti@brodywilk.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

(k) Expenses. Except as otherwise specified herein each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Seller Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which the aggrieved Party may be entitled, at law or in equity.

(n) Submission to Jurisdiction; Jury Trial Waiver. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the Proceeding may be heard and determined in any such court. Each Party also agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Parties by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8(g) above. Nothing in this Section 8(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE

SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(o) Delivery by Facsimile or Electronic Transmission. This Agreement and any signed document entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile or electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

* * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

GSM HOLDINGS, INC.

By:_Edward R. Castro
Name: Edward R. Castro

Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

SELLER:

ACME UNITED CORPORATION

By:_/s/ Walter C. Johnsen
Name: Walter C. Johnsen
Title: Chairman and Chief Executive Officer

Schedule 2(a)(i)

Acquired Assets

“Acquired Assets” means all right, title, and interest in and to all assets used in the Business, other than Excluded Assets, including without limitation, in each case solely with respect to the Business:

(i) intentionally omitted;

(ii) all Inventory owned by Seller and/or its Subsidiaries, wherever located;

(iii) all tangible assets (such as tooling and Inventory);

(iv) VG10 CTS-4-40A steel located in China (valued as part of Inventory at $30,667.50);

(v) all Acquired Intellectual Property, the goodwill associated therewith, licenses and sublicenses granted or obtained with respect thereto and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions;

(vi) all franchises, approvals, Permits, licenses, orders registrations, certificates, variances, including pending applications therefor or renewals thereof, and similar rights obtained from any Governmental or Licensing Authority, in each case, to the extent transferable to Buyer;

(vii) all of Seller’s right, title and interest in the names “Camillus,” “Cuda,” “Western” and “Tiger Sharp;”

(viii) all websites and internet listings;

(ix) all stock-keeping units, universal product codes and European article numbers listed on Schedule 4(aa);

(x) all of the interest and rights of Seller in and to the Assumed Contracts;

(xi) all of Seller’s relationships with customers and suppliers and customer lists and supplier lists;

(xii) all business records of Seller, including, but not limited to, customer email accounts, supplier and advertiser records and other records and databases;

(xiii) intentionally omitted;

(xiv) intentionally omitted;

(xv) all rights to receive mail and other communications addressed to Seller, including mail, e-mail and communications from customers, suppliers, distributors, agents and others and payments with respect to the Acquired Assets (except to the extent related to Excluded Assets or Excluded Liabilities);

{85007250; 14; 62297-018}

(xvi) all books, records, ledgers, files, documents and correspondence, lists, drawings, specifications, studies, reports, advertising and promotional materials and other printed or written materials (except to the extent related to Excluded Assets or Excluded Liabilities); and

(xvii) all goodwill of the Business of Seller as a going concern.

Schedule 2(a)(ii)

Excluded Assets

“Excluded Assets” means the following (and only the following) assets of Seller used in the Business:

(i) Seller’s Constitutive Documents, qualifications to conduct business as a foreign legal entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock or unit transfer books, blank stock or unit certificates, other documents relating to the organization, maintenance, and existence of Seller as a legal entity, personnel files of employees who are not being offered employment with Buyer and any other books and records that Seller is prohibited from disclosing or transferring to Buyer under applicable law or is required by applicable law to retain;

(ii) any of the rights of Seller under this Agreement or any other Transaction Document (or under any side agreement between Seller and Buyer entered into on or after the Closing Date);

(iii) Cash, bank accounts and securities;

(iv) any assets relating to the Employee Benefit Plans or their related trusts;

(v) all contracts identified in the Seller Disclosure Schedules as an “Excluded Contract” (the “Excluded Contracts”);

(vi) all owned real property;

(vii) all real property leases;

(viii) the Excluded Intellectual Property;

(ix) all employment agreements, severance agreements and other contracts with employees (other than confidentiality, IP assignment, non-solicitation, and non-competition agreements with current or former service providers of the Business (which, for the avoidance of doubt, shall be Acquired Assets)) which will be terminated as of Closing;

(x) all insurance policies of Seller and all rights to applicable claims, proceeds, distributions, dividends and premium refunds thereunder for periods prior to Closing;

(xi) all Tax Returns, records, assets (including Tax refunds and prepayments of Seller) related to the pre-Closing period;

(xii) the franchises, approvals, Permits, licenses, orders registrations, certificates, variances, including pending applications therefor or renewals thereof, and similar rights obtained from any Governmental or Licensing Authority, in each case, that are not legally transferable to Buyer;

(xiii) all Accounts Receivable of the Business;

(xiv) all raw materials, components, and supplies, work-in-process, processed or finished goods and other items of inventory, and all packaging, wrapping, shipping containers and other parts, wherever located, other than the Inventory and VG10 CTS-4-40A steel located in China;

(xv) machinery, equipment, computers, IT servers, fax machines, copiers, scanners, inventory, work in progress, finished goods, raw materials, supplies, furniture, automobiles, trucks, other than the tooling;

(xvi) all of Seller’s right, title and interest in the legal names of the Business and any derivative names thereof other than in the names “Camillus,” “Cuda,” “Western” and “Tiger Sharp;”

(xvii) all phone numbers used in connection with the Business;

(xviii) all (a) customer deposits, prepaid expenses, rights to refunds and/or setoff of Seller and (b) checks of Seller, payments by Seller and wire transfers by Seller that are in process and/or uncleared as of 12:01 a.m., Eastern time, on the Closing Date; and

(xix) all claims, counterclaims, cross claims and defenses, choses-in-action, rights relating to deposits and prepaid expenses, warranties, refunds, rights of recovery, rights of set-off and rights of recoupment of any kind, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which Seller may be entitled.

Schedule 2(b)(i)

Assumed Liabilities

“Assumed Liabilities” means only the following Liabilities of the Business of Seller as of the Effective Time (other than the Excluded Liabilities):

(i) the obligations of Seller under the Assumed Contracts arising or to be performed after the Closing excluding however, any Liability to the extent arising out of or in connection with any breach of any such Assumed Contract occurring as of or prior to the Closing.

Schedule 2(b)(ii)

Excluded Liabilities

“Excluded Liability” means each and every Liability of Seller and/or the Business that is not an Assumed Liability, including without limitation the following and, in each case, except, to the extent arising out of the actions of the Buyer, or the operation of the Business, after Closing:

(i) any Liability of Seller for income, use, transfer and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income and sales Taxes arising because Seller is transferring the Acquired Assets in connection with the consummation of the transactions contemplated hereby);

(ii) any Liability of Seller for the unpaid Taxes of any Person (including without limitation Taxes of Seller);

(iii) any Tax Liability of Seller associated with the Acquired Assets or conduct of the Business for periods (or portions thereof) ending on or before the Closing Date;

(iv) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(v) any Liability of Seller for costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any Liability or obligation to pay any fees or commissions to any broker, finder or agent and any transaction bonuses paid to a third party or consultant;

(vi) any Environmental Liability;

(vii) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller and Buyer entered into on or after the Closing Date);

(viii) any Liability relating to the Excluded Intellectual Property;

(ix) all Liabilities and obligations arising out of or in connection with (1) the employment or performance of services, or termination of employment or service, by Seller of any individual that provides or provided services to such entity, (2) workers’ compensation claims against Seller (or brought against Buyer), (3) any wages, earned and unused vacation, sick leave, holiday and personal days, bonus, severance and/or termination pay, pension and retirement pay and any other compensation or benefits of employees of Seller, and (4) except as set forth in the preceding clause (3), Employee Benefit Plans;

(x) any Liability to pay any employee;

(xi) any Liability relating to any claim made by any Person that he, she or it may have an ownership interest in Seller;

(xii) any Liabilities relating to any legal action or Proceeding arising out of or in connection with Seller’s conduct of the Business prior to the Effective Time or any other conduct of Seller or Seller’s officers, managers, employees, members, consultants, agents or advisors, whether or not disclosed on the Disclosure Schedules;

(xiii) any Liability relating to any payment obligations or indebtedness of Seller;

(xiv) intentionally omitted;

(xv) any Liability, arising prior to Closing, relating to the breach of any real property leases of Seller by Seller;

(xvi) any accrued expenses of Seller;

(xvii) any Liability arising out of or in connection with any breach occurring as of or prior to the Effective Time of an Assumed Contract;

(xviii) any Liability relating to any Accounts Payable or accrued liabilities of the Business;

(xix) any Liability relating to the Excluded Assets; and

(xx) any Liability related to or arising out of any outstanding judgement liens.

Schedule 2(d)

Purchase Price Allocation

The Purchase Price shall be allocated among the Acquired Assets as follows:

Class I (cash and general deposit accounts)	$ Balance as of Closing Date
Class II (actively traded personal property, certificates of deposit, foreign currency)	$ Book Value as determined for purposes of Closing Date Working Capital
Class III (assets that are marked-to-market at least annually and debt instruments)	$ Book Value as determined for purposes of Closing Date Working Capital
Class IV (stock in trade, Inventory)	$ Book Value as determined for purposes of Closing Date Working Capital
Class V (all assets other than Class I, II, III, IV, VI and VII assets)	$ Book Value as set forth on the Closing Date Working Capital Statement
Class VI and Class VII (Section 197 intangible assets; goodwill, client lists and going concern value)	Balance of the Consideration

Schedule 2(g)

Consents

Consent to Loan and Security Agreement of even date by and between HSBC BANK USA, National Association (“HSBC”) and Seller, consenting to the transactions contemplated by this Agreement and release of the Acquired Assets under that certain Loan and Security Agreement dated as of April 5, 2012, as amended by, inter alia, that certain Tenth Amendment to Loan and Security Agreement dated March 23, 2023.